Exhibit 10.1

EXECUTION VERSION

CONFIDENTIAL

CREDIT AGREEMENT AND GUARANTY

dated as of December 14, 2023

by and among

TPI COMPOSITES, INC.,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

as the

Lenders,

and

OAKTREE FUND ADMINISTRATION, LLC,

as the Administrative Agent

U.S. $443,000,000

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		2

1.01	Certain Defined Terms	2

1.02	Accounting Terms and Principles	31

1.03	Interpretation	32

1.04	Division	33

SECTION 2. THE COMMITMENT AND THE LOANS		33

2.01	Loans	33

2.02	Borrowing Procedures	34

2.03	Funding of Borrowings; Cashless Exchange	34

2.04	Notes	34

2.05	Use of Proceeds	35

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST, ETC.		35

3.01	Scheduled Repayments and Prepayments Generally; Application	35

3.02	Interest	35

3.03	Prepayments	36

3.04	Commitment Termination	39

SECTION 4. PAYMENTS, ETC.		39

4.01	Payments	40

4.02	Computations	40

4.03	Set-Off	40

SECTION 5. ADDITIONAL COSTS, TAXES, ETC.		41

5.01	Additional Costs	41

5.02	Taxes	43

5.03	Mitigation Obligations	47

5.04	Survival	47

SECTION 6. CONDITIONS		47

6.01	Conditions to the Closing Date	47

6.02	Conditions to the Borrowing of All Loans after the Closing Date	51

SECTION 7. REPRESENTATIONS AND WARRANTIES		52

7.01	Power and Authority	52

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7.02	Authorization; Enforceability	52

7.03	Governmental and Other Approvals; No Conflicts	52

7.04	Financial Statements; Material Adverse Change	53

7.05	Properties	54

7.06	No Actions or Proceedings	55

7.07	Compliance with Other Instruments	58

7.08	Taxes	58

7.09	Full Disclosure	58

7.10	Investment Company Act and Margin Stock Regulation	59

7.11	Solvency	59

7.12	Subsidiaries	59

7.13	Indebtedness and Liens	59

7.14	Material Agreements	59

7.15	Restrictive Agreements	60

7.16	Transactions with Affiliates	60

7.17	OFAC; Anti-Terrorism Laws	60

7.18	Anti-Corruption	61

7.19	Priority of Obligations	61

7.20	Security Interest	61

7.21	Data Privacy	61

7.22	Insurance	62

7.23	Certain Transactions	62

7.24	No Undisclosed Events, Liabilities, Developments or Circumstances	62

7.25	Employee Agreements	62

7.26	Permits	63

7.27	Customers and Suppliers	63

SECTION 8. AFFIRMATIVE COVENANTS		63

8.01	Financial Statements and Other Information	63

8.02	Notices of Material Events	66

8.03	Existence	68

8.04	Payment of Obligations	68

8.05	Insurance	68

8.06	Books and Records; Inspection Rights	69

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8.07	Compliance with Laws and Other Obligations	69

8.08	Maintenance of Properties, Etc.	70

8.09	Licenses	70

8.10	Monthly Lender Calls	70

8.11	Use of Proceeds	70

8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	70

8.13	Termination of Non-Permitted Liens	73

8.14	Board Rights	73

8.15	ERISA Compliance	74

8.16	Cash Management	75

8.17	Information Regarding the Collateral	75

8.18	Automotive Strategic Alternative	75

8.19	Reserved	76

8.20	Post-Closing Obligations	76

SECTION 9. NEGATIVE COVENANTS		77

9.01	Indebtedness	77

9.02	Liens	79

9.03	Fundamental Changes and Acquisitions	82

9.04	Lines of Business	83

9.05	Investments	83

9.06	Restricted Payments	85

9.07	Payments of Indebtedness	86

9.08	Changes in Fiscal Year	87

9.09	Sales of Assets, Etc.	87

9.10	Transactions with Affiliates	88

9.11	Restrictive Agreements	89

9.12	Modifications and Terminations of Material Agreements and Organic Documents	89

9.13	Outbound Licenses	90

9.14	Sales and Leasebacks	90

9.15	Hazardous Materials	90

9.16	Accounting Changes	90

9.17	Compliance with ERISA	90

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9.18	Sanctions; Anti-Corruption Use of Proceeds	90

9.19	Capital Expenditures	91

9.20	Settlements	91

SECTION 10. FINANCIAL MAINTENANCE COVENANT		91

10.01	Minimum Liquidity	91

SECTION 11. EVENTS OF DEFAULT		91

11.01	Events of Default	91

11.02	Remedies	95

11.03	Additional Remedies	95

SECTION 12. THE ADMINISTRATIVE AGENT		96

12.01	Appointment and Duties	96

12.02	Binding Effect	97

12.03	Use of Discretion	97

12.04	Delegation of Rights and Duties	98

12.05	Reliance and Liability	98

12.06	Administrative Agent Individually	100

12.07	Lender Credit Decision	100

12.08	Expenses; Indemnities	100

12.09	Resignation of the Administrative Agent	101

12.10	Release of Collateral or Guarantors	102

12.11	Additional Secured Parties	102

12.12	Agent May File Proofs of Claim	103

12.13	Acknowledgements of Lenders	103

SECTION 13. GUARANTY		106

13.01	The Guaranty	106

13.02	Obligations Unconditional	106

13.03	Discharge Only Upon Payment in Full	108

13.04	Additional Waivers; General Waivers	109

13.05	Reinstatement	110

13.06	Subrogation	110

13.07	Remedies	111

13.08	Instrument for the Payment of Money	111

13.09	Continuing Guarantee	111

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13.10	Contribution with Respect to Guaranteed Obligations	111

13.11	General Limitation on Guarantee Obligations	112

SECTION 14. MISCELLANEOUS		112

14.01	No Waiver	112

14.02	Notices	112

14.03	Expenses, Indemnification, Etc.	113

14.04	Amendments, Etc.	114

14.05	Successors and Assigns	115

14.06	Survival	118

14.07	Captions	119

14.08	Counterparts, Effectiveness	119

14.09	Governing Law	119

14.10	Jurisdiction, Service of Process and Venue	119

14.11	Waiver of Jury Trial	120

14.12	Waiver of Immunity	120

14.13	Entire Agreement	120

14.14	Severability	120

14.15	No Fiduciary Relationship	120

14.16	Confidentiality	120

14.17	Interest Rate Limitation	121

14.18	Judgment Currency	121

14.19	USA PATRIOT Act	122

14.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	122

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SCHEDULES AND EXHIBITS

Schedule 1	-	Loan Commitments

Schedule 2	-	Company Debt Agreements

Schedule 7.05(a)(ii)	-	Real Property Owned or Leased by Obligors

Schedule 7.05(b)(i)	-	Borrower Intellectual Property

Schedule 7.06	-	Pension Matters

Schedule 7.12	-	Information Regarding Subsidiaries

Schedule 7.13(a)	-	Existing Indebtedness

Schedule 7.13(b)	-	Existing Liens

Schedule 7.15	-	Restrictive Agreements

Schedule 7.16	-	Transactions with Affiliates

Schedule 8.20	-	Post-Closing Obligations

Schedule 9.05	-	Existing Investments

Schedule 9.09	-	Scheduled Asset Sales

Exhibit A	-	Form of Note

Exhibit B	-	Form of Borrowing Notice

Exhibit C	-	Form of Guarantee Assumption Agreement

Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit E	-	Form of Compliance Certificate

Exhibit F	-	Form of Assignment and Assumption

Exhibit G	-	Form of Landlord Consent

Exhibit H	-	Form of Intercompany Subordination Agreement

Exhibit I	-	Form of Solvency Certificate

Exhibit J	-	Form of Closing Date Certificate

Exhibit K	-	Form of Subsequent Funding Date Certificate

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CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of December 14, 2023 (this “Agreement”), among TPI COMPOSITES, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower required to provide Guarantees from time to time hereunder (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and OAKTREE FUND ADMINISTRATION, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested certain financial accommodations from the holders of Series A Preferred Stock, including (i) an additional twelve (12)-month availability period for additional funding commitments, (ii) extension of the ability to pay interest-in-kind, (iii) forgiveness of certain dividends on the Series A Preferred Stock that were paid-in-kind and (iv) other accommodations;

WHEREAS, in exchange for such significant accommodations, the Borrower and the holders of Series A Preferred Stock have agreed to exchange all the Series A Preferred Stock currently outstanding into loans pursuant to this Agreement to facilitate the accommodations;

WHEREAS, the Borrower has requested that the Lenders provide a first-lien term loan facility to the Borrower in an aggregate principal amount of $443,000,000, consisting of (a) $393,000,000 in Initial Term Loans, which shall be deemed made on the Closing Date by Lenders on a cashless basis in exchange for all the Series A Preferred Stock currently outstanding and held by the Lenders and $43,000,000 of the accrued and unpaid dividends on the Series A Preferred Stock (the “Cashless Exchange”), and (b) up to $50,000,000 aggregate principal amount of commitments for Additional Term Loans to be extended on a Subsequent Funding Date during the Availability Period, subject in each case to the terms and conditions set forth in this Agreement;

WHEREAS, as a condition to the Cashless Exchange and other accommodations provided by the holders of Series A Preferred Stock, the Lenders are requiring certain existing and future Subsidiaries of the Borrower to guarantee and provide security over all or a portion of their respective assets to the Administrative Agent for its own behalf and on behalf of the Lenders and each Subsidiary has determined that it will receive substantial direct and indirect benefits from providing a guarantee and security in respect of the Loans and other Obligations; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“5.25% Convertible Senior Notes” means the 5.25% Convertible Senior Notes issued in an aggregate principal amount of $132,500,000 issued pursuant to the indenture, dated as of March 3, 2023, among the Borrower and U.S. Bank Trust Company, National Association, as trustee, as in effect as of the date of this Agreement.

“2022 Form 10-K” has the meaning set forth in Section 7.12(b).

“Account Control Agreement Completion Date” has the meaning set forth in Section 8.20(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of amalgamation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (i) acquires all or substantially all of the assets of any other Person, (ii) acquires an entire business line or unit or division of any other Person, (iii) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the economic rights or ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board or (iv) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board.

“Additional Commitment” means, with respect to each Lender, the obligation of such Lender to make Additional Term Loans to the Borrower on any Subsequent Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in Schedule 1 under the caption “Applicable Commitment” for Additional Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise reduced pursuant to the terms hereof (including by any Borrowing of Additional Term Loans). The aggregate amount of Additional Commitments on the date of this Agreement equals $50,000,000.

“Additional Term Loans” has the meaning set forth in Section 2.01(a)(ii).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that Oaktree will not be considered an Affiliate of the Borrower for purposes of this definition.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Amount” has the meaning set forth in Section 13.10(b).

“ALTA” means American Land Title Association.

“Anti-Terrorism Laws” means any applicable laws relating to terrorism or money laundering, including (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States, European Union, India, Mexico, Switzerland, Turkey, the People’s Republic of China, the United Kingdom or any other jurisdictions in which the parties to this agreement are organized or operate, and all other legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F, or such other form as agreed by the Administrative Agent.

“Automotive Strategic Alternative” has the meaning set forth in Section 8.18.

“Availability Period” means the date commencing on the date of this Agreement and ending on November 22, 2024.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, as amended.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Intellectual Property” means all Intellectual Property owned or purported to be owned by the Borrower and its Subsidiaries.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means a borrowing of the Loans on the Closing Date or any Subsequent Funding Date, as the context may require.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Bringdown Date” means each date on which a Loan is advanced pursuant to Section 2.01(a) and any other date the representations and warranties under the Loan Documents are required to be made (other than the Closing Date).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required by law to remain closed in New York City.

“Business IT Systems” has the meaning set forth in Section 7.05(b)(ii).

“Capital Lease” means any lease that is classified as a capital, direct financing, or direct financing arrangement lease for GAAP presentation; provided that no lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016 02, Leases (Topic 842), issued in February 2016 (or any other changes in GAAP subsequent to the date hereof) shall be considered a Capital Lease for purposes of this Agreement (and shall not constitute a Capital Lease hereunder).

“Cashless Exchange” has the meaning set forth in the recitals hereto.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of $5,000,000 with respect to any individual event or series of related events and $10,000,000 in the aggregate during the term of this Agreement.

“Certificate of Designations” means the Certificate of Designations of Series A Preferred Stock, filed November 24, 2021, setting forth the rights, powers, preferences and privileges of the Series A Preferred Stock.

“Change of Control” means an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); provided, that no Change of Control shall be deemed to have occurred pursuant to this clause (i) due solely to the acquisition of shares of common stock by Oaktree upon the exercise of any warrants of the Borrower, (ii) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole; or (iii) except to the extent permitted by this Agreement, that results in the Borrower’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary Guarantor.

“Claims” means (and includes) any claim, demand, complaint, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process duly asserted and of which the required notice has been given in accordance with Law, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means the date on which the conditions precedent specified in Section 6.01 are satisfied (or waived in accordance with Section 14.04).

“Closing Date Certificate” means a certificate substantially in the form of Exhibit J.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means any real, personal and mixed property (including Equity Interests), whether tangible or intangible, in which Liens are granted or purported to be granted to the Administrative Agent as security for the Obligations under any Loan Document on or after the Closing Date, including future acquired, developed or created assets or property (or collectively, all such real, personal and mixed property, as the context may require); provided, that the Collateral shall not include any Excluded Asset (as defined in the Security Agreement).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on the Closing Date and each Subsequent Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise reduced pursuant to the terms hereof, it being understood and agreed that the Initial Term Loans in an aggregate principal amount of $393,000,000 shall be funded on a cashless basis pursuant to the Cashless Exchange. The aggregate amount of Commitments as of the date of this Agreement, before giving effect to the funding of Initial Terms Loans, equals $443,000,000.

“Company Competitor” means (i) any competitor of the Borrower or any of its Subsidiaries primarily operating in the same line of business as the Borrower or any of its Subsidiaries and identified in writing to the Administrative Agent from time to time and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course) that are either (x) clearly identifiable as an Affiliate of any such competitor on the basis of such Person’s name or (y) identified by name in writing by the Borrower to the Administrative Agent from time to time. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Company Competitor and (b) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Company Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Company Competitor.

“Company Debt Agreement Cap” has the meaning set forth in Section 9.01(b).

“Company Debt Agreements” means each of the loan or credit agreements or other instruments evidencing Indebtedness for borrowed money existing on the date of this Agreement, as listed in Schedule 2 and any agreement or other instruments evidencing Indebtedness for borrowed money that refinance, replace, renew or extend a Company Debt Agreement in accordance with Section 9.01(b).

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Confidential Information Agreement” has the meaning set forth in Section 7.25.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Convertible Senior Notes Issue Date” means March 3, 2023.

“Copyright” means published and unpublished works of authorship whether or not copyrightable, including (i) software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (ii) website and mobile content; and (iii) copyright registrations and applications for copyright registrations, including all renewals, extensions, restorations, derivative works and reversions thereof and all common law rights, moral rights and other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the then applicable Interest Rate plus 2.00% per annum, to the fullest extent permitted by applicable Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is itself the subject of country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Equity Interests (in each case, other than solely for Qualified Equity Interests and cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash (other than the payment of cash in lieu of fractional shares) or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for cash, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disqualified Lender” means any Person that is a vulture fund, distressed debt purchaser or similar institution whose primary business consists of purchasing or investing in persons that are highly financially distressed and insolvent or imminently insolvent that is identified by name in writing by the Borrower to the Administrative Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

“Division” has the meaning set forth in Section 1.04.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Collateral and Guarantee Requirement” means, at any time and solely with respect to any Person that becomes or is required to become a Domestic Obligor after the Closing Date other than an Excluded Subsidiary (including by ceasing to be an Excluded Subsidiary), the requirement that:

(a) the Administrative Agent shall have received from such Person (i) a Guarantee Assumption Agreement, duly executed and delivered on behalf of such Person, and (ii) a supplement to the Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, opinions, documents and certificates of the type referred to in Section 6.01;

(b) all outstanding Equity Interests of the Borrower and its Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of such Person shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (x) if any Indebtedness for borrowed money of the Borrower or any Subsidiary is owing by such obligor to such Person, if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, and (y) such Person shall execute and deliver a supplement to the Intercompany Subordination Agreement;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, control agreements and Short-Form IP Security Agreements required by the Security Documents or applicable Law and reasonably requested by the Administrative Agent, to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Domestic Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within sixty (60) days after the date such Person becomes a Domestic Obligor (or such later date as the Administrative Agent shall reasonably agree) all Mortgage Deliverables required pursuant to Section 8.12(b)(iv); and

(f) with respect to any deposit account, securities account, commodities account, disbursement account, investment account (or other similar account) and lockbox of such Person (in each case, other than any Excluded Accounts), upon becoming a Domestic Obligor such Person shall enter into a control agreement with respect to each such account as soon as possible and in any event within thirty (30) days after the date such Person becomes a Domestic Obligor (or such later date as the Administrative Agent shall reasonably agree).

Notwithstanding the foregoing provisions of this definition, Liens shall be subject to exceptions and limitations set forth in the Security Documents.

Each such Domestic Obligor will also take any and all other action to comply with the applicable Security Agreement and any other Loan Document, including to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and any other filings, registrations or recordings), which may be required under any applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the applicable Security Documents or the validity or priority of any such Lien.

“Domestic Obligor” means an Obligor that is not a Foreign Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means any Person other than (x) any Company Competitor, (y) any Disqualified Lender, or (z) a natural person.

“Environmental Law” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Material; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, presence, emission, discharge, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests, beneficial interests in a trust or equivalent, whether now outstanding or issued after the Closing Date, and in each case, however designated and whether voting or non-voting, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the material failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Section 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; or (xvi) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“Erroneous Payment” has the meaning set forth in Section 12.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Impacted Loans” has the meaning set forth in Section 12.13(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Accounts” means (a) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees in the Ordinary Course, (b) zero balance accounts in the Ordinary Course and consistent with past practice, swept at least daily to a Controlled Account, (c) accounts (including trust accounts) used exclusively for bona fide escrow, insurance or fiduciary purposes, and not in respect for Indebtedness for borrowed money, (d) accounts constituting cash collateral pledged in connection with any Permitted Liens pursuant to Section 9.02(l)(ii) or (n), (e) any other account specified in the Information Certificate as an Excluded Account as of the Closing Date or established after the Closing Date only; provided, that the aggregate amount of deposits standing to the credit of all such accounts under this clause (e) shall not exceed $1,000,000 in the aggregate, and (f) any other account the Administrative Agent reasonably determines (in consultation with the Borrower) that the cost of providing an account control agreement outweighs the benefit afforded to the Secured Parties with respect to such account.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited or restricted by any applicable Law or by contractual obligations in existence as of the Closing Date or in connection with any refinancing, replacement, extension or renewal of such contractual obligations (or, with respect to a Subsidiary formed or acquired after the Closing Date, at the time of formation or acquisition but not entered into in contemplation thereof or to avoid the requirements under the Loan Documents) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained (and in each case only for so long as such prohibition or restrictions is in effect or such consent, approval, license or authorization has not been obtained, it being understood and agreed that the Obligors shall have no obligation to obtain any such consent, approval, license or authorization), (c) any Subsidiary with respect to which a guarantee by it of the Obligations would result in a material and adverse tax consequence to the Borrower and its, taken as a whole, as reasonably determined by the Borrower and the Administrative Agent, and (d) any Subsidiary for which the cost of guaranteeing the Obligations outweighs the benefits to the Lenders, as reasonably determined by the Administrative Agent (in consultation with the Borrower).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.02(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Obligor or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter dated as of the date of this Agreement, among the Borrower, the Lenders and the Administrative Agent.

“Financial Statements” has the meaning set forth in Section 7.04(a).

“Foreign Collateral and Guarantee Requirement” means, at any time and solely with respect to each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary, the requirement that:

(a) the Administrative Agent shall have received from (i) each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary a Guarantee Assumption Agreement, duly executed and delivered on behalf of such Person; provided that such Guarantee assumption agreement may be modified as reasonably agreed by the Borrower and the Administrative Agent to account for restrictions, limitations, conditions, and any other material terms required under the Laws of the jurisdiction of organization of such Foreign Subsidiary, and (ii) each Foreign Obligor or Foreign Subsidiary of the Borrower not constituting an Excluded Subsidiary, a Foreign Security Agreement, or, if applicable, a supplement to the then-existing Foreign Security Agreement in the same jurisdiction, as applicable, and in each case all other documents required by applicable Law or contemplated by such Foreign Security Agreement, duly executed and delivered on behalf of such Person, together with, in the case of any such Loan Documents executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, opinions, documents and certificates of the type referred to in Section 6.01; provided that, any Foreign Security Agreement or supplement thereto or any other documents required to be delivered after the Closing Date pursuant to this clause (ii) shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are reasonably agreed to by the Administrative Agent (in consultation with the Borrower), taking into account the applicable Law and customary market practice of the relevant jurisdiction.

(b) all outstanding Equity Interests of any Subsidiary of the Borrower (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Foreign Obligor shall have been pledged pursuant to the applicable Foreign Security Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (or the foreign equivalent, if any);

(c) (x) if any Indebtedness for borrowed money of the Borrower or any Subsidiary is owing by such obligor to such Person, if such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the applicable Foreign Security Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, and (y) such Person shall execute and deliver a supplement to the Intercompany Subordination Agreement;

(d) all certificates, agreements, documents and instruments, including financing statements, control agreements and intellectual property security agreements, or in each case, any corresponding instruments in the applicable jurisdiction (if any), required by the applicable Foreign Security Agreement or applicable Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the applicable Foreign Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the applicable Foreign Security Agreement and the other provisions of the term “Foreign Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recording;

(e) the Collateral Agent shall have received as soon as possible and in any event within the applicable time period set forth in Schedule 8.20 or sixty (60) days after the date such Person becomes a Foreign Obligor, as applicable (or such later date as the Administrative Agent shall reasonably agree) or the date on which an existing Foreign Obligor acquires real property, all Mortgage Deliverables required pursuant to Section 8.12(b)(iv); and

(f) with respect to any deposit account, securities account, commodities account, disbursement account, investment account (or other similar account) and lockbox of such Person (in each case, other than any Excluded Accounts), as soon as possible and no later than the applicable time period set forth in Schedule 8.20 or thirty (30) days after the date such Person becomes a Foreign Obligor, as applicable, such Person shall enter into a control agreement (or comparable agreement or instrument with equivalent effect in the applicable jurisdiction, if any) with respect to each such account (or such later date as the Administrative Agent shall reasonably agree).

Each such Foreign Obligor will also take any and all other action to comply with the applicable Security Agreement and any other Loan Document, including to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and any other filings, registrations or recordings), which may be required under any applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the applicable Security Documents or the validity or priority of any such Lien.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Obligor” means each Obligor organized under the laws of a jurisdiction outside of the United States.

“Foreign Security Agreement” means (a) after execution and delivery thereof, each agreement listed on Schedule 8.20 and designated as a “Foreign Security Agreement” thereunder and (b) each other security agreement, charge, assignment by way of security, lien, pledge, debenture, hypothec, mortgage or other instrument or document, as applicable, governed by applicable Law in jurisdictions other than the United States in connection with this Agreement and the other Security Documents; provided that each Foreign Security Agreement shall be in form and substance acceptable to the Administrative Agent (in consultation with the Borrower).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is formed under the laws of a jurisdiction other than a State of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements of the Borrower for the fiscal year ended December 31, 2022.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance or exemption that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include (A) endorsements for collection or deposit in the Ordinary Course, (B) guarantees of performance under supply agreements, customer agreements and other trade contracts in the Ordinary Course or (C) guarantees of operating leases.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor Payment” has the meaning set forth in Section 13.10(a).

“Guaranty” means the Guaranty made by the Subsidiary Guarantors under Section 13 in favor of the Secured Parties (including any Guaranty assumed by an entity that is required to become a “Subsidiary Guarantor” pursuant to a Guarantee Assumption Agreement).

“Hazardous Material” means any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that (a) individually constitutes or holds less than two and one half percent (2.5%) of the Borrower’s consolidated total assets and generates less than two and one half percent (2.5%) of the Borrower’s consolidated total revenue, and (b) when taken together with all then existing Immaterial Subsidiaries, such Subsidiary and such Immaterial Subsidiaries, in the aggregate, would constitute or hold less than five percent (5.0%) of the Borrower’s consolidated total assets and generate less than five percent (5.0%) of the Borrower’s consolidated total revenue, in each case of the foregoing clauses as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant to Section 8.01(a) or (b). Any determination of whether a Subsidiary shall cease to qualify as an Immaterial Subsidiary shall be made on the date of the delivery of the compliance certificate pursuant to Section 8.01(c).

“Indebtedness” of any Person means, without duplication, (i) all liabilities of such Person for borrowed money or with respect to deposits or advances of any kind, whether current or funded, secured or unsecured, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (excluding interest penalties for late payments under commercial contracts entered into in the Ordinary Course and, for the avoidance of doubt, which commercial contracts do not relate to obligations for borrowed money or purchase money indebtedness), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property, assets, securities or services, including all earn-out payments, seller notes and other similar payments (but only after becoming a liability under GAAP); (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all liabilities of such Person in respect of any Capital Lease, (ix) all obligations of such Person, contingent or otherwise, as an account party in respect of bankers’ acceptances, any letter of credit or similar credit transaction, and all liabilities of such Person as obligor, guarantor, or otherwise, to the extent of the obligation secured, (x) obligations under any Hedging Agreement, (xi) any Disqualified Equity Interests of such Person, (xii) all obligations of such Person under Sale and Leaseback Transactions and (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) operating leases, (ii) prepaid or deferred revenue arising in the Ordinary Course, and (iii) guarantees of performance under supply agreements, customer agreements and other trade contracts in the Ordinary Course.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Information Certificate” means the Information Certificate delivered pursuant to Section 6.01(c).

“Initial Commitment” means, with respect to each Lender, the obligation of such Lender to make Initial Term Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in Schedule 1 under the caption “Applicable Commitment” for Initial Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Initial Commitments on the date of this Agreement equals $393,000,000.

“Initial Term Loans” has the meaning set forth in Section 2.01(a)(i).

“Insolvency Event” has the meaning set forth in Section 11.01(g).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, moratorium, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal or state law (including the Bankruptcy Code), foreign law or other applicable Law.

“Intellectual Property” means all intellectual property or proprietary rights of any kind anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights, and Trade Secrets.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit H.

“Interest Rate” means 11.00% per annum; provided that the Interest Rate shall be automatically increased to 15.00% per annum from and after the funding of any Additional Term Loans pursuant to Section 2.01(a)(ii).

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) any Acquisition, (iii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding one hundred twenty (120) days arising in connection with the sale of inventory or supplies by such Person in the Ordinary Course; or (iv) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. The amount of an Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the time such Investment is made), less the amount of cash received or returned for such Investment, without adjustment for subsequent increases or decreases in the value of such Investment or write-ups, write-downs or write-offs with respect thereto; provided that in no event shall such amount be less than zero or increase any basket or amount pursuant to Section 9.05 above the fixed amount set forth therein.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“IT Systems” means technology devices, computers, mobile devices, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Key Employee” means any executive-level employee (including division director and vice president-level positions), as well as any employee who either alone or in concert with others develops, invents, programs or designs any Borrower Intellectual Property.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means (a) any mortgage, lien, license, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Borrower or any of its Significant Subsidiaries, whether voluntary or involuntary, or (ii) an Insolvency Event.

“Loans” means (a) the Initial Term Loans made by the Lenders on the Closing Date pursuant to Section 2.01 in an initial aggregate principal amount of $393,000,000 (which shall be funded on a cashless basis pursuant to the Cashless Exchange) and (b) any Additional Term Loans made by the Lenders on a Subsequent Funding Date during the Availability Period pursuant to pursuant to Section 2.01, plus in each case any accrued and capitalized PIK Interest thereon.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate (x) Commitments then in effect and (y) Loans outstanding at such time; provided that at all times the Majority Lenders shall be required to include the Oaktree Lenders, to the extent the Oaktree Lenders, in the aggregate, hold not less than thirty three percent (33)% of the principal amount of the Loans and Commitments outstanding at such time.

“Mandatory Prepayment” has the meaning set forth in Section 3.03(b)(i).

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial performance, operations, financial condition, the assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, as and when due, (iii) the legality, validity, binding effect or enforceability of the Loan Documents or (iv) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Secured Parties under any of the Loan Documents; provided that, for purposes of the representations and warranties set forth in Section 7 and any determination as to whether or not such representations and warranties are true and correct (whether in all respects or in all material respects), the terms “Material Adverse Change” and “Material Adverse Effect” shall exclude the following (none of which may be taken into account in determining whether a Material Adverse Effect has occurred other than as expressly provided below): (i) events resulting from a general deterioration in the economy or changes in the general state of the markets or industries in which the Borrower and its Subsidiaries operate, (ii) events generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index or any change in interest or exchange rates), in each case, in the United States or anywhere else in the world, (iii) any hostilities or declared or undeclared acts of war, sabotage, terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway as of the date hereof, or any acts of God, including hurricanes, earthquakes, floods or other national disaster, (iv) changes in applicable law or the interpretation thereof after the date hereof, (v) changes in GAAP or other accounting requirements or principles or the interpretation thereof after the date hereof, (vi) any failure of the Borrower or its Subsidiaries to meet or achieve the projections, forecasts or revenue or earning predictions for any period (provided, that this clause (vi) shall not prevent a determination that any event underlying such failure has resulted in a Material Adverse Effect, to the extent such event is not otherwise excluded from this definition of Material Adverse Effect), except, in the case of clauses (i) through (vi) above, to the extent such event has had or is reasonably expected to have a disproportionately adverse effect on the Borrower and its Subsidiaries or their respective businesses as compared to other Persons operating in a similar industry or geographic location as those that the Borrower and its Subsidiaries and their respective businesses operate (in which case the incremental disproportionate impact or impacts of such Events may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Agreement” means any Contract, that (i) is material to the business of the Borrower or any of its Subsidiaries, taken as a whole, or (ii) the absence or termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds $10,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Intellectual Property, whether currently owned by (or purported to be owned by) or licensed to (or purported to be licensed to) the Borrower or any of its Subsidiaries, or acquired, developed, created or obtained by or otherwise licensed to the Borrower or any of its Subsidiaries after the date hereof that is, in each case, material to the business of the Borrower or any of its Subsidiaries, taken as a whole.

“Maturity Date” means March 31, 2027.

“Maximum Rate” has the meaning set forth in Section 14.17.

“Minimum Liquidity Amount” means, (a) from the Closing Date through and including September 30, 2024, $40,000,000, and (b) thereafter, $50,000,000.

“Mortgage” has the meaning set forth in Section 8.12(b)(iv).

“Mortgage Deliverables” has the meaning set forth in Section 8.12(b)(iv).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“NASDAQ” means NASDAQ Stock Market.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person in respect thereof (other than the proceeds of any business interruption insurance) after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a deposit account that is subject to an account control agreement in favor of the Administrative Agent, and (z) any amounts required to prepay Permitted Indebtedness secured by the assets subject to such Casualty Event; and (ii) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person in respect thereof after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Asset Sale and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a deposit account that is subject to an account control agreement in favor of the Administrative Agent, and (z) any amounts required to prepay Permitted Indebtedness secured by the assets subject to such Asset Sale; provided that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent that the amounts so deducted are (x) actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.04.

“NY UCC” means the UCC as in effect from time to time in New York.

“Oaktree” means, individually and collectively, Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., a Delaware limited partnership, Opps TPIC Holdings, LLC, a Delaware limited liability company, or Oaktree Phoenix Investment Fund, L.P., a Delaware limited partnership, or any of their Affiliated funds, investment vehicles and/or managed accounts.

“Oaktree Director” has the meaning set forth in Section 8.14(a).

“Oaktree Lender” means any Lender that is an Affiliate or managed fund or account of Oaktree Capital Management, L.P.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations) any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“Observer” has the meaning set forth in Section 8.14(b).

“OFAC” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means (i) any invention disclosures, patent applications and provisional applications including renewals, divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (ii) any patents that have issued or in the future issue from the foregoing described in clauses (i), including utility models, and design patents and certificates of invention; and (iii) all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, revisions, and term extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i) and (ii).

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (i) January 15, April 15, July 15 and October 15 of each year, commencing on the first such date to occur after the Closing Date (provided, that if such date is not a Business Day, then on the immediately preceding Business Day); and (ii) the Maturity Date.

“Payment Recipient” has the meaning set forth in Section 12.13(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCB” has the meaning set forth in Section 7.06(b).

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any member states of the European Union or any agency or any state thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than three hundred sixty five (365) days after the date of acquisition thereof and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than two (2) years after issue that are issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than $500,000,000, (d) any money market or similar funds that exclusively hold any of the foregoing and (e) other short term liquid investments approved in writing by the Administrative Agent in its sole discretion.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” means: (a) intercompany licenses, sublicenses or grants of rights for development, manufacture, production, commercialization, marketing, promotion, co-promotion, sales or distribution, in each case, solely between and among the Obligors, (b) all licenses or sublicenses entered into as of the Closing Date, (c) any outbound non-exclusive or exclusive license or sublicense for the use of (or covenant not to sue with respect to) Intellectual Property of any Obligor, other than Material Intellectual Property, and (d) any outbound non-exclusive license or sublicense (except for exclusivity that may be granted as to geographical areas outside the United States) for the use of (or covenant not to sue with respect to) of Material Intellectual Property for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of any product; provided, that, with respect to each such license, sublicense or grant described in clause (c) and (d) above, (i) such license or sublicense is entered into, or such grant is given in the Ordinary Course, (ii) no Default has occurred or is continuing at the time of execution of such license, sublicense or grant, and (iii) such license, sublicense or grant constitutes an Arm’s Length Transaction, the terms of which do not provide for a sale or assignment of Intellectual Property.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Personal Information” has the meaning set forth in Section 7.21.

“PIK Interest” has the meaning set forth in Section 3.02(c)(i).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Privacy Requirements” has the meaning set forth in Section 7.21.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Mortgage Deliverables or Landlord Consents.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Reinvestment” has the meaning set forth in Section 3.03(b)(i).

“Reinvestment Period” has the meaning set forth in Section 3.03(b)(i).

“Related Parties” has the meaning set forth in Section 14.16.

“Resignation Effective Date” has the meaning set forth in Section 12.09(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, senior vice president of finance, treasurer, general counsel and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (x) customary provisions in Contracts (including leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(l), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (ii) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset (whether real or personal) by any Person with the intent to lease such property or asset as lessee.

“Sanction” means any applicable international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury or other relevant sanctions authority in any jurisdiction where the Borrower or any Subsidiary is located or conducts business, including India, Mexico, Switzerland, Turkey and the People’s Republic of China.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury, or other relevant sanctions authority, including any such authority in India, Mexico, Switzerland, Turkey and the People’s Republic of China and any other jurisdiction where the Borrower or any Subsidiary is located or conducts business, (ii) any Person organized or resident in a Designated Jurisdiction or (iii) any Person fifty percent (50%) or more owned or is controlled by any such Person or Persons described in the foregoing clause (i) or (ii).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all forms, reports, schedules and statements that have been filed or furnished by the Borrower with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the Closing Date (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature).

“Secured Parties” means the Lenders, the Administrative Agent and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, delivered pursuant to Section 6.01(g), among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, each Foreign Security Agreement and each other security document, pledge, debenture, hypothec, mortgage, consent, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, issued by the Borrower pursuant to the Series A Preferred Stock Purchase Agreement, dated November 8, 2021, by and among the Borrower, Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., OPPS TPIC Holdings, LPPC and Oaktree Phoenix Investment Fund, L.P.

“Short-Form IP Security Agreements” means short-form Copyright, Patent or Trademark (as the case may be) security agreements, dated as of the Closing Date and substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Significant Subsidiary” means any Subsidiary that would be a significant subsidiary or group of Subsidiaries that would in the aggregate constitute a significant subsidiary, in each case of the Borrower, as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X of the Exchange Act.

“Solvent” means, as to any Person as of any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Asset Sale” means an Asset Sale consummated pursuant to Sections 9.09(f) and (n).

“Subsequent Funding Date” has the meaning set forth in Section 2.01(a)(ii).

“Subsequent Funding Date Certificate” means a certificate substantially in the form of Exhibit K.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or (b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Conditions” has the meaning set forth in Section 13.03.

“Third Party” means any Person other than the Lenders or the Borrower.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, trade dress, corporate names, logos, Internet domain names, social media handles, uniform resource locators and other indicia of origin, trademark and service mark registrations, and applications for trademark and service mark registrations, whether or not registered, and any and all common law rights thereto, including (i) all renewals thereof and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill associated therewith and symbolized thereby.

“Trade Secrets” means confidential or proprietary information, trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, algorithms, techniques, processes, schematics, business and other methods, formulae, drawings, specifications, source code, prototypes, models, flow-charts, testing procedures and results, designs, customer lists and supplier lists.

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents, including the creation of the Liens pursuant to the Security Documents, (b) the Cashless Exchange and (c) the payment of all fees and expenses incurred or paid by the Obligors in connection with the foregoing.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.02(f)(ii)(B)(3).

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.02;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or, to the knowledge of such Person, indirectly; and

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall deemed to be a Lien for the benefit of the Secured Parties.

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents. Any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

If any payment required to be made pursuant to the terms and conditions of any Loan Document falls due on a day which is not a Business Day, then such required payment date shall be extended to the immediately following Business Day. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Obligors and their Subsidiaries will be deemed to be equal to 100% of the outstanding principal amount thereof or payment obligations with respect thereto at the time of determination thereof, or with respect to any Hedging Agreements, the amount that would be payable if the agreement governing such Hedging Agreements were terminated on the date of termination.

1.04 Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 2.

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees:

(i) to make Loans to the Borrower in a principal amount equal to such Lender’s Initial Commitment (the “Initial Term Loans”) on the Closing Date, subject to the terms and conditions set forth in Section 6.01 and the other terms and conditions of this Agreement, which shall be funded on a cashless basis pursuant to the Cashless Exchange; and

(ii) to make one or more Loans to the Borrower in an aggregate principal amount not to exceed such Lender’s Additional Commitment (the “Additional Term Loans”) on a date specified by the Borrower in accordance with Section 2.02 (each, a “Subsequent Funding Date”) during the Availability Period, subject to the terms and conditions set forth in Section 6.02 and the other terms and conditions of this Agreement.

(b) No amounts paid or prepaid with respect to any Loan may be re-borrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. On the Closing Date (for a Borrowing of Initial Term Loans) or ten (10) Business Days prior to a Subsequent Funding Date (for a Borrowing of Additional Term Loans), as the case may be, the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit B signed by a duly authorized representative of the Borrower (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (Eastern time) on a Business Day, shall be deemed to have been delivered on the next Business Day). A Borrowing Notice for the Initial Term Loans shall be for the full amount of the Initial Commitments and no Borrowing Notice for less than such full amount shall be permitted. A Borrowing Notice for Additional Term Loans shall be for a minimum amount of $5,000,000 (or, if less, the total remaining amount of Additional Commitments) and no Borrowing Notice for less than such amount shall be permitted. Funding of each Borrowing shall be subject to (x) on the Closing Date, satisfaction of the conditions set forth in Section 6.01 and (y) in respect of each Subsequent Funding Date, satisfaction of the terms and conditions set forth in Section 6.02.

2.03 Funding of Borrowings; Cashless Exchange.

(a) Promptly following receipt of any written Borrowing Notice, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall, subject to the terms and conditions hereof, make each Loan to be made by it hereunder (other than any Loans to be funded on a cashless basis) on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m. New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Administrative Agent and satisfaction or waiver of the applicable conditions in Section 6.01 or Section 6.02, as applicable, will make such Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.

(b) Subject to the satisfaction of the conditions precedent specified in Section 6, on the Closing Date, the Cashless Exchange shall be effected and all the Series A Preferred Stock held by each Lender shall be deemed automatically contributed to the Borrower on a dollar for dollar basis in exchange for the Initial Term Loans, in an amount equal to $393,000,000, consisting of the Original Issue Price (as defined in the Certificate of Designations) of 350,000 shares of Series A Preferred Stock held by the Lenders, plus $43,000,000 of accrued and unpaid dividends thereon, whereupon the Series A Preferred Stock shall be cancelled and no longer outstanding and the obligations of the Borrower under the Certificate of Designations shall be permanently discharged.

2.04 Notes. If requested by any Lender, the Loans of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.05 Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans pursuant to the Cashless Exchange. The Borrower shall use the proceeds of any Additional Term Loans for working capital and general corporate purposes, including the payment of fees and expenses associated with this Agreement.

SECTION 3.

PAYMENTS OF PRINCIPAL AND INTEREST, ETC.

3.01 Scheduled Repayments and Prepayments Generally; Application. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 3.03) on the Maturity Date, all outstanding Obligations in full (in each case, together with accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement) (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made). Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans shall accrue interest from the date made to repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the Interest Rate.

(b) Interest Payment Dates. Accrued interest on the Loans shall be payable in arrears on each Payment Date and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid).

(c) PIK Interest. Notwithstanding Section 3.02(b), so long as (x) no Event of Default under Sections 11.01(a), (b), (d) (only with respect to a failure to observe or perform Section 10.01) or 11.01(g) has occurred and is continuing;

(i) with respect to any Payment Date occurring on or prior to December 31, 2025, all interest payable on such Payment Date may be paid-in-kind (“PIK Interest”) by capitalizing and adding such interest to the outstanding principal amount of the applicable Loans on such Payment Date; and

(ii) with respect to any Payment Date (other than the Maturity Date) occurring after December 31, 2025, up to 50% of the interest payable on such Payment Date may be paid as PIK Interest by capitalizing and adding such interest to the outstanding principal amount of the applicable Loans on such Payment Date, provided that the Borrower may elect to pay any or all interest it would otherwise be entitled to pay as PIK Interest pursuant to clauses (i) and (ii) above in cash at a rate that is 2.0% less than the then applicable Interest Rate. Such lower Interest Rate shall not apply to amounts of interest the Borrower is required to pay in cash pursuant to clause (i) above, following any Event of Default or on the Maturity Date.

The Borrower shall provide irrevocable written notice to the Administrative Agent of its election to pay PIK Interest or cash at least five (5) Business Days prior to the applicable Payment Date; provided that, if the Borrower does not deliver a timely notice in accordance with this sentence, the Borrower shall be deemed to have elected to pay PIK Interest in the maximum amount permitted at such time. The aggregate principal amount of the Loans shall be automatically increased by amounts the Borrower elects to pay as PIK Interest without the need for any action by any Person and capitalized on such Payment Date by the amount of such interest paid-in-kind in accordance with this Section 3.02(c). If any Event of Default under Sections 11.01(a), (b), (d) (only with respect to a failure to observe or perform Section 10.01) or 11.01(g) has occurred and is continuing as of any such Payment Date, all interest accruing on the Loans from and after the date of such Event of Default shall be due and payable in cash in arrears on such Payment Date.

For the avoidance of doubt, subject to the foregoing provision of this clause 3.02(c)(ii), the first scheduled Payment Date requiring a cash interest payment shall be April 15, 2026.

(d) Default Interest. If any amount of principal of any Loan or any other Obligation under any Loan Document is not paid when due (after giving effect to any applicable grace periods set forth in Section 11.01(b)), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Interest accruing and due pursuant to this Section 3.02(d) shall be payable on demand in cash.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part, without premium or penalty, the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid and (C) any other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents, including any fees, costs, expenses and indemnities (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining outstanding principal of the Loans).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than one (1) Business Day (nor more than fourteen (14) calendar days) prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid and any conditions to prepayment (if applicable).

(b) Mandatory Prepayments.

(i) Mandatory Prepayments for Casualty Events or Asset Sales. Upon the occurrence of any Casualty Event or any Specified Asset Sale for which the Net Cash Proceeds exceeds $10,000,000 after the date of this Agreement, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid interest (which shall be paid in cash) on any principal amount of the Loans being prepaid (collectively, the “Mandatory Prepayment”), which Mandatory Prepayment shall be in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Specified Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be; provided that, so long as no Default or Event of Default has occurred and is continuing or shall result therefrom, if, within five (5) Business Days following the receipt of such Net Cash Proceeds, a Responsible Officer of the Borrower delivers to the Administrative Agent a written notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Specified Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, to reinvest in replacement assets, in the case of a Casualty Event, or long-term assets, in the case of a Specified Asset Sale, of the Borrower or any of its Subsidiaries (a “Reinvestment”), then such Net Cash Proceeds of such Specified Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event are actually applied for such purpose; provided, further, that, if such Casualty Event or Asset Sale occurs with respect to any Obligor, such Reinvestment shall be made in the business of an Obligor; provided, further, that, in the event that Net Cash Proceeds have not been so applied within three hundred sixty-five (365) days following the receipt of such Net Cash Proceeds (such applicable period, the “Reinvestment Period”), the Borrower shall no later than the end of such period make a Mandatory Prepayment in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event. Any such Mandatory Prepayment shall include any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash). The proceeds of any Casualty Event or Asset sale shall be held in a Controlled Account pending application, whether as a Mandatory Prepayment or Reinvestment.

Notwithstanding any other provisions of this Section 3.03(b)(i), to the extent that the Borrower and the Administrative Agent agree that any or all of the Net Cash Proceeds of any Specified Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 3.03(b)(ii) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any director or officer of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), or could reasonably be expected to result in material adverse tax consequences (including withholding tax) of the Borrower and its Subsidiaries, taken as a whole, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Loans at the times provided in this Section 3.03 but may be retained by the applicable Foreign Subsidiary.

(ii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Obligor or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 9.01 on or after the Closing Date, the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid interest (which shall be paid in cash) on any principal amount of the Loans being prepaid, which mandatory prepayment shall be in an amount equal to 100% of the cash proceeds received.

(iii) Mandatory Prepayment for Liquidation Event or Change of Control. Upon the occurrence of any Liquidation Event or Change of Control, the Borrower shall prepay all of the Loans and Obligations, including any accrued but unpaid interest on the principal amount of the Loans being prepaid (which shall be paid in cash).

(iv) Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than two (2) Business Days (or such shorter period agreed by Administrative Agent) prior to any mandatory prepayment. Each notice of mandatory prepayment shall specify the proposed prepayment date, the principal amount to be prepaid, the corresponding amount of accrued and unpaid interest on such principal amount to be prepaid and the Section under which the prepayment is required.

(c) Application. All prepayments of Loans shall be applied in accordance with the waterfall set forth in Section 4.01(b)(B)-(D).

(d) Prepayments. All prepayments shall be accompanied by accrued and unpaid interest on the principal amount of the Loans being prepaid as set forth in Section 3.02 and this Section 3.03 (subject to any PIK Interest paid pursuant to Section 3.02(c)).

(e) Declined Payment. Notwithstanding anything in Section 3.03(b) to the contrary, any Lender may elect, by notice to the Administrative Agent prior to 12:00 p.m. (Eastern Time) at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to Section 3.03(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

3.04 Commitment Termination. The Initial Commitment shall terminate automatically without further action upon the making by the Lenders of the Initial Term Loans on the Closing Date. The Additional Commitment shall terminate automatically without further action upon the earlier of (a) the making by the Lenders of any Additional Term Loans, in an amount equal to the aggregate principal amount of any such Additional Term Loans made pursuant to Section 2.01(a)(ii), (b) the last date of the Availability Period and (c) automatically upon the occurrence of any Event of Default. The Borrower may terminate the Additional Commitment in whole (but not in part) upon five (5) Business Days written notice to the Administrative Agent.

SECTION 4.

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and continuance of an Event of Default, all payments shall be applied as follows:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Lenders arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause (B) payable to them;

(C) third, to the payment of that portion of the Obligations constituting unpaid principal of the Loans (excluding any PIK Interest) ratably among the Lenders in proportion to the respective amounts described in this clause (C);

(D) fourth, to the payment of that portion of the Obligations constituting PIK Interest and any other accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (D) payable to them;

(E) fifth, to the payment of any other Obligations then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(F) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable and for the avoidance of doubt shall not include any payment date.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5.

ADDITIONAL COSTS, TAXES, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender, within ten (10) Business Days of receipt of the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender, within ten (10) Business Days of receipt of the certificate contemplated by Section 5.01(c), such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error. The Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.01 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.02) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or each Lender, timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.02, the Borrower shall deliver to the Administrative Agent the receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes

attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.02(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.02(f)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.02 (including by the payment of additional amounts pursuant to this Section 5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.02(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.02(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.02(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.02(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) FIRPTA. The Borrower shall deliver to each Lender a certificate, duly completed and executed pursuant to Section 1.897-2(h) of the United States Treasury Regulations, certifying that an interest in the Borrower is not a United States real property interest within the meaning of Section 897 of the Code.

5.03 Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.02, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.02, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

5.04 Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6.

CONDITIONS

6.01 Conditions to the Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make the Initial Loans on the Closing Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and satisfaction of each of the conditions precedent set forth below in this Section 6.01.

(a) Loan Documents. The Administrative Agent shall have received each Loan Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent (which may be delivered by facsimile or other electronic means for the purposes of satisfying this clause (a) on the Closing Date) and such Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(b) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof,

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person cancelling or amending the prior certificate of such Person.

(c) Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(d) Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by a Responsible Officer of the Borrower.

(e) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.04 for the Loans duly executed and delivered by a Responsible Officer of the Borrower.

(f) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Security Documents. The Administrative Agent shall have received executed counterparts of a Security Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by each Obligor, together with all documents (including share certificates, transfers and stock transfer forms, notices or any other instruments) required to be delivered or filed under the Security Documents and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Documents to be effected, given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Documents, including:

(i) subject to Schedule 8.20, delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged and so delivered under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent and the Lenders in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (other than Permitted Liens) in any collateral described in the Security Agreement previously granted by any Person; and

(iv) all applicable Short-Form IP Security Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor.

(h) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(i) Opinions of Counsel. The Administrative Agent shall have received a duly executed legal opinion of counsel to the Obligors dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

(j) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter with respect to the Loans, duly executed and delivered by the Borrower.

(k) Closing Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account, all fees, costs and expenses due and payable to it pursuant to the Fee Letter with respect to the Loans and Section 14.03, plus any collateral filing and recordation fees and searches, in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to the Closing Date.

(l) Material Adverse Change. Except as set forth in the Borrower’s SEC filings, since December 31, 2022, no Material Adverse Change shall have occurred, both before and after giving effect to the Loans to be made on the Closing Date.

(m) Know Your Customer. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws.

(n) No Default. No event shall have occurred or be continuing or would result from the making of the Loans that would constitute a Default or Event of Default.

(o) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

(p) Consummation of the Cashless Exchange. The Borrower shall take all steps necessary to effect the Cashless Exchange, including the filing of a certificate of cancellation with respect to the Certificate of Designations with the Secretary of State of the State of Delaware and the entry into any other documentation necessary to reflect the exchange of Series A Preferred Stock for Loans pursuant to the Cashless Exchange and the cancellation of all the Series A Preferred Stock and the Certificate of Designations, in a manner acceptable to the Borrower and the Administrative Agent.

(q) Beneficial Ownership Certificate. To the extent requested by any Lender or the Administrative Agent, the Borrower shall have provided to such Lender and the Administrative Agent all documentation and other information so requested, including a duly executed W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

(r) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender at least one (1) Business Day prior to the Closing Date and pursuant to Section 2.04 for the Loans made on Closing Date duly executed and delivered by a Responsible Officer of the Borrower.

(s) Borrower Equity Issuance. The issuance by the Borrower of 3,899,903 shares of common stock of the Borrower in exchange for $43,000,000 of accrued and unpaid dividends on the Series A Preferred Stock pursuant to the Common Stock Purchase Agreement, dated as of the date hereof, by and among the Borrower and the purchasers party thereto.

6.02 Conditions to the Borrowing of All Loans after the Closing Date. The obligation of each Lender to make all Additional Loans after the Closing Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.02:

(a) Subsequent Funding Date Certificate. The Administrative Agent shall have received a Subsequent Funding Date Certificate substantially in the form of Exhibit K dated as of the applicable Subsequent Funding Date, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender at least one (1) Business Day prior to such Subsequent Funding Date and pursuant to Section 2.04 for the Additional Loans made on such Subsequent Funding Date duly executed and delivered by a Responsible Officer of the Borrower.

(c) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to such Subsequent Funding Date pursuant to the Fee Letter and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in each case, to the extent invoiced (or as to which a good faith estimate has been provided to the Borrower) at least two (2) Business Days prior to such Subsequent Funding Date.

(d) No Default or Event of Default. No event shall have occurred or be continuing or would result from the making of the Loans on such Subsequent Funding Date that would constitute a Default or Event of Default.

(e) Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Subsequent Funding Date, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date and (ii) the representations and warranties made under Section 7.04(a) shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 8.01. The Borrower shall have delivered to the Administrative Agent updated copies of Schedules to this Agreement to the extent required to satisfy the foregoing requirements set forth in this Section 6.02(e).

(f) Availability Period. The Additional Loans shall be borrowed on or prior to the last day of the Availability Period.

SECTION 7.

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represent and warrant to the Administrative Agent and each Lender on the Closing Date, each Bringdown Date and any other date such representation and warranty is required to be made under the Loan Documents, as set forth below, except, (1) with respect to representations and warranties made on the Closing Date only, as disclosed in the SEC Documents, and (2) in the corresponding Schedule to this Agreement specified in a representation and warranty, which exceptions shall be deemed to be part of the representations and warranties made hereunder:

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable power and authority to carry on its business as presently conducted and as proposed to be conducted, except (other than with respect to the Borrower) to the extent that the failure to have the same could not, individually or in the aggregate, reasonable be expected to result in a Material Adverse Effect, (iii) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have, individually or in the aggregate, a Material Adverse Effect and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.03 Governmental and Other Approvals; No Conflicts. None of the execution, delivery and performance by each Obligor of the Loan Documents to which it is a party or the consummation by each Obligor of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and (z) filings under applicable securities laws, (ii) will violate (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (iii) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. As of their respective dates, the audited financial statements for the fiscal year ended and unaudited financial statements of the Borrower filed with the SEC under the Exchange Act or the Securities Act in the twelve (12) months prior to the date of this Agreement (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The Borrower is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Borrower with respect thereto), nor, to the Borrower’s knowledge, do there exist any facts or circumstances which would require the Borrower to amend or restate any of the Financial Statements, in each case, in order for any of the Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Borrower has not been informed by its independent accountants that they recommend that the Borrower amend or restate any of the Financial Statements or that there is any need for the Borrower to amend or restate any of the Financial Statements.

(b) No Material Adverse Change. Since December 31, 2022, there has not been:

(i) any Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would be material to the Borrower and its Subsidiaries, taken as a whole;

(iii) any waiver or compromise by the Borrower of any right or of a debt owed to it, that would be material to the Borrower and its Subsidiaries, taken as a whole; or

(iv) any mortgage, pledge, transfer of a security interest in, or lien, created by the Borrower, with respect to any of its tangible or intangible properties or assets, that would be material to the Borrower and its Subsidiaries, taken as a whole, except liens for taxes not yet due or payable and liens that arise in the Ordinary Course and do not materially impair the Borrower’s ownership or use of such property or assets.

7.05 Properties.

(a) Property Generally.

(i) The property and assets that each Obligor owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the Ordinary Course and do not materially impair such Obligor’s ownership or use of, nor the value of, such property or assets. With respect to the property and assets it leases, each Obligor is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets or their mortgagors. As of the Closing Date, no Obligor owns any real property.

(ii) Schedule 7.05(a)(ii) correctly sets forth all real property that is owned or leased by the Obligors, indicating in each case whether the respective property is owned or leased, the identity of the owner and lessee (if applicable) and the location of the respective property.

(b) Intellectual Property; IT Systems.

(i) Schedule 7.05(b)(i) set forth an accurate and complete list, as of the Closing Date, of all Borrower Intellectual Property that is issued by, registered with, or the subject of a pending application before, any Governmental Authority, indicating for each item, as applicable, the registration and application number, the registration and application date, and the filing jurisdiction. The Borrower and its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to all Material Intellectual Property, free and clear of any Liens other than Permitted Liens. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Borrower and its Subsidiaries own or possess valid and sufficient rights to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted. To the Borrower’s knowledge, the conduct of the respective businesses of the Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property of any Third Party, and to the Borrower’s knowledge, no Third Party is infringing, misappropriating or otherwise violating any Borrower Intellectual Property, except for such infringement, misappropriation or other violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(ii) The Borrower or its applicable Subsidiary has obtained from all current and former employees and contractors who have created or developed any Material Intellectual Property for or on behalf of the Borrower or any of its Subsidiaries, written, valid and enforceable present assignments of all such Intellectual Property. The Borrower and each of its Subsidiaries have taken reasonable precautions to protect the confidentiality and value of all material Trade Secrets owned or used by the Borrower or its Subsidiaries. To Borrower’s knowledge, there has been no security breach, or unauthorized encryption, access to or use, or any unscheduled unavailability, downtime or other disruption, of any IT Systems owned, used or held for use by the Borrower or any of its Subsidiaries (the “Business IT Systems”), or any information or data stored thereon, that has resulted in, or is reasonably likely to result in, material liability to, or material disruption of activities of, the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries have taken reasonable precautions protect the Business IT Systems against any of the foregoing. The Business IT Systems are sufficient for the current and, currently anticipated needs of the business of the Borrower and its Subsidiaries.

7.06 No Actions or Proceedings.

(a) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Borrower’s knowledge, currently threatened (i) against any Obligor or any officer, director or Key Employee of an Obligor arising out of their employment or board relationship with the Borrower or any Obligor; (ii) to the Borrower’s knowledge, that questions the validity of the Loan Documents or the right of any Obligor to enter into them, or to consummate the Transactions; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Obligors nor, to the Borrower’s knowledge, any of an Obligor’s officers, directors or the Key Employees is a party to or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or the Key Employees, such as would affect an Obligor). There is no action, suit, proceeding or investigation by the Borrower or any other Obligor pending or which the Borrower or any other Obligor intends to initiate. The foregoing includes actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Borrower) involving the prior employment of any of Obligor’s employees, their services provided in connection with the business of the Obligors, any information or techniques allegedly proprietary to, or any Intellectual Property of, any of their former employers or their obligations under any agreements with prior employers.

(b) Environmental Matters. Except as has not and would not reasonably be expected to result in a material liability to the Borrower or any other Obligor, and to the Borrower’s knowledge, (i) each Obligor and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) there has been no release or, to the Borrower’s knowledge, threatened release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Obligor or its Subsidiaries; (iii) there have been no Hazardous Materials generated by any Obligor or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by any Obligor or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws. The Borrower has made available to the Administrative Agent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(c) Labor Matters.

(i) To the Borrower’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Borrower or that would conflict with the Borrower’s business. Neither the execution or delivery of the Loan Documents, the consummation of the Transactions nor the carrying on of the business of the Borrower and the other Obligors by the employees of the Borrower and its Subsidiaries, nor the conduct of the business of the Borrower and its Subsidiaries as now conducted and as presently proposed to be conducted, will, to the Borrower’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(ii) No Obligor or any of its Subsidiaries is delinquent in payments to any of its respective employees, consultants or independent contractors for any wages, salaries, commissions, non-discretionary bonuses or other direct compensation for any service performed for them to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Each Obligor and its Subsidiaries have complied for the last three (3) years in all material respects with all applicable state, federal and foreign equal employment opportunity laws and with all other applicable state, federal and foreign laws related to employment, including but not limited to those related to wages, hours, worker classification and collective bargaining. Each Obligor and its Subsidiaries have withheld and paid to the appropriate governmental entity or are holding for payment not yet due to such governmental entity all amounts required to be withheld from their respective employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(iii) Neither the execution and delivery of this Agreement and the other Loan Documents nor the consummation of the Transactions (either alone or in combination with another event) will (i) constitute a “change in control” or “change of control” or any similar term under any Company Plan, (ii) result in any payment becoming due to any current or former employee, director, officer or independent contractor of an Obligor or any Subsidiary of an Obligor, (iii) increase the amount of any compensation or benefits due under any Company Plan, (iv) result in the acceleration of the time of payment, vesting or funding under any Company Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan.

(iv) To the Borrower’s knowledge, no Key Employee intends to terminate employment with the Borrower or any other Obligor or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Borrower have a present intention to terminate the employment of any of the foregoing. The employment of each employee of an Obligor or any Subsidiary of an Obligor is terminable at the will of the relevant Obligor or Subsidiary.

(v) No Obligor or any Subsidiary of an Obligor has made any representations regarding equity incentives or compensation to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the applicable Board and provided to the Administrative Agent.

(vi) Each Obligor and its Subsidiaries have made all required contributions and have no liability to any Company Plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and have complied in all material respects with all applicable Laws for any such Company Plan. None of the Obligors, any Subsidiary thereof or any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA.

(vii) To the Borrower’s knowledge, none of the Key Employees or directors of any Obligor or Subsidiary thereof has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement, in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(viii) No labor union, collective bargaining organization or labor representative has requested or, to the knowledge of the Borrower, has sought to represent any of the employees, representatives or agents of the Borrower or any of its Subsidiaries. There is no strike or other labor dispute involving the Borrower or any of its Subsidiaries pending, or to the Borrower’s knowledge, threatened.

(ix) Each former Key Employee whose employment was terminated by the Borrower or any Subsidiary has entered into an agreement with the Borrower providing for the full release of any claims against the Borrower or any related party arising out of such employment or termination of employment.

(x) Schedule 7.06 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, and (ii) all Multiemployer Plans Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor or any of its Subsidiaries, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur.

7.07 Compliance with Other Instruments. No Obligor or any of its Subsidiaries is in violation or default (i) of any provisions of its Organic Documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to it, except, in the case of clauses (ii) through (v), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Loan Documents and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of an Obligor or any of its Subsidiaries or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to an Obligor or any of its Subsidiaries. No Default or Event of Default has occurred and is continuing.

7.08 Taxes. Except as could not reasonably be expected to result in a material liability to an Obligor or any Subsidiary thereof, (a) there are no federal, state, county, local or foreign taxes due and payable by an Obligor or any Subsidiary thereof which have not been timely paid, (b) there are no accrued and unpaid federal, state, county, local or foreign taxes of any Obligor or any Subsidiary thereof which are due, whether or not assessed or disputed, (c) there have been no examinations or audits of any tax returns or reports of any Obligor or any Subsidiary thereof by any applicable federal, state, local or foreign governmental agency, and (d) each Obligor and its Subsidiaries have duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed, all such returns are true, correct and complete in all respects and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

7.09 Full Disclosure. All disclosure provided to the Lenders regarding the Borrower and its Subsidiaries, their businesses and the transactions contemplated by the Loan Documents and the Transactions, including the schedules and exhibits to this Agreement and each other Loan Document, furnished by or on behalf of the Borrower or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Borrower or any of its Subsidiaries or its or their business, properties, liabilities, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Borrower but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Borrower or any of its Subsidiaries and made available to the Lenders have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Lenders, the Borrower’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results).

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

7.11 Solvency. The Obligors, on a consolidated basis, are and, immediately after giving effect to the making of any Loans on such date, the use of proceeds thereof, and the consummation of any transactions on such date, will be, Solvent.

7.12 Subsidiaries.

(a) Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each Significant Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12. Each Obligor is the record and beneficial owner of one hundred percent (100%) of the equity interests of each Subsidiary of such Obligor, in each case, free and clear of any and all liens (other than restrictions imposed by applicable federal and state securities laws applicable to unregistered securities generally).

(b) The Borrower has no Significant Subsidiaries except as set forth on Exhibit 21.1 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) and the Borrower does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

7.13 Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness for borrowed money of each Obligor and each of its Subsidiaries outstanding and remaining in place as of the Closing Date. Set forth on Schedule 7.13(b) is a complete and correct list of all Liens securing Indebtedness for borrowed money granted by the Obligors and each of their respective Subsidiaries with respect to their respective property and outstanding and remaining in place as of the Closing Date.

7.14 Material Agreements.

(a) There are no agreements, understandings, instruments, contracts or proposed transactions to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound that involve the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the exclusive right of the Borrower and its Subsidiaries to develop, manufacture, assemble, distribute, market or sell their products.

(b) The Borrower has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its Equity Interests, (ii) incurred any Indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000,000 or in excess of $20,000,000 in the aggregate (for the purpose of this clause (ii), all Indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Borrower has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such clause), (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course.

(c) No Obligor or any Subsidiary thereof is a guarantor or indemnitor of any indebtedness of any other Person except for guarantees of the Borrower on behalf of certain wholly-owned Subsidiaries of the Borrower entered into in the Ordinary Course and consistent with past practice of the Borrower.

(d) No Obligor or any of its Subsidiaries is in default under any Material Agreement, nor does any Obligor have knowledge of (i) any Claim against it or any of its Subsidiaries for any material breach of any such Material Agreement or (ii) any default by any party to any such Material Agreement, in each case, which could reasonably be expected to result in a Material Adverse Effect.

7.15 Restrictive Agreements. Except as set forth in Schedule 7.15, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by this Agreement, (iii) any stockholder agreement, charter, by-laws, or other organizational documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

7.16 Transactions with Affiliates. Except as set forth on Schedule 7.16 or otherwise permitted by Section 9.10(ii) (to the extent such transactions are Arm’s Length Transactions), (iii) or (iv), no Obligor nor any of its Subsidiaries has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate having a value in excess of $5,000,000.

7.17 OFAC; Anti-Terrorism Laws.

(a) Neither the Borrower nor any of its Subsidiaries is in material violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of the Borrower, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction, or who is the subject of any Sanctions, in violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

7.18 Anti-Corruption. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees, directly or, to the knowledge of the Borrower, indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or, to the knowledge of the Borrower, indirectly, any Prohibited Payment.

7.19 Priority of Obligations. The Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.20 Security Interest. The Security Documents provide the Secured Parties with effective, valid, legally binding and enforceable first priority Liens on all of the Collateral, subject to Permitted Liens. As of the Closing Date, (a) there are no security interests in, or Liens on, any of the Collateral other than Liens in favor of the Secured Parties as security for the Obligations and (b) all necessary action (including as described in Section 7.03) has been taken under applicable Law to (i) establish and perfect the first priority rights of the Secured Parties in and to the Collateral, if applicable, and (ii) terminate and/or release all existing security interests in, and Liens on, the Collateral, in each case, under their respective applicable Law, in each case of clauses (a) and (b), subject only to Permitted Liens.

7.21 Data Privacy. In connection with its collection, storage, transfer (including any transfer across borders), use and/or any other processing of any information that is protected under Laws relating to privacy or personal information (collectively, “Personal Information”), each of the Borrower and each of its Subsidiaries is and has been in compliance with all applicable Laws relating to privacy, personal information, cyber security or data security (the “Privacy Requirements”), except for any non-compliance which would not have a Material Adverse Effect. The Borrower has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information collected, used, transmitted, stored or otherwise processed by it or by any of its Subsidiaries or on behalf of any of them (a) from and against unauthorized access, transmission, processing, use or disclosure; and (b) against any anticipated threats or hazards to the security or integrity of such Personal Information. None of the Borrower or any of its Subsidiaries has received any written complaint or notice of any claims alleging, or been charged by a Governmental Authority with, the violation of any Privacy Requirements. There have been no breaches, security incidents, misuse of, unauthorized access to or disclosure or encryption of any Personal Information in the possession or control of the Borrower or any of its Subsidiaries or collected, used, transmitted, stored or otherwise processed by or on behalf of the Borrower or any of its Subsidiaries, that has resulted in, or is reasonably likely to result in, material liability to, or material disruption of activities of, the Borrower or any of its Subsidiaries. None of the Borrower or any of its Subsidiaries has provided or been required to provide under Privacy Requirements any notices to any Person in connection with any misuse of, or unauthorized access to or disclosure or encryption, of Personal Information of such Person.

7.22 Insurance. The Borrower has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Borrower, with extended coverage, which, to the Borrower’s knowledge, would be sufficient in amount (subject to reasonable deductions) to allow it to replace any of the properties of the Borrower and its Subsidiaries that might be damaged or destroyed.

7.23 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of the Borrower, and (iii) there are no agreements, understandings or proposed transactions between the Borrower or any of its Subsidiaries and any of their respective officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) None of the Borrower or any of its Subsidiaries is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses, domestic partners or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the Ordinary Course or employee relocation expenses and for other customary employee benefits made generally available to all employees. There have not been any transactions or contracts or series of related transactions or contracts required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

7.24 No Undisclosed Events, Liabilities, Developments or Circumstances. Except with respect to the transactions contemplated by the Loan Documents, liability, obligation, development or circumstance (whether absolute, accrued, contingent, fixed or otherwise) has occurred or existed, or is reasonably expected to exist or occur with respect to the Borrower, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would, individually or in the aggregate, reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

7.25 Employee Agreements. Each Key Employee and any other current or former employee, consultant or officer of the Borrower and its Subsidiaries has executed an agreement with the Borrower regarding confidentiality and proprietary information substantially in the form or forms made available to the counsel for the Lenders (the “Confidential Information Agreements”). No current or former Key Employee has excluded any Intellectual Property from his or her assignment of Intellectual Property to the Borrower and its Subsidiaries, except where such exclusion would not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms made available to counsel for the Lenders prior to the date hereof. Each current and former Key Employee that is a consultant to the Borrower or any of its Subsidiaries has entered into a consulting agreement, substantially in the form previously provided or made available to the Lenders prior to the date hereof. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 7.25.

7.26 Permits. Each of the Borrower and each of its Subsidiaries has all material franchises, permits, registrations, licenses and any similar authority necessary for the conduct of its business. None of the Borrower or any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision under any of such franchises, permits, registrations, licenses or other similar authority, and none of the Borrower or any of its Subsidiaries is the subject of any pending or, to the knowledge of the Borrower, threatened action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification or impairment of any such franchises, permits, registrations, licenses or other similar authority.

7.27 Customers and Suppliers. (a) Neither the Borrower nor any of its Subsidiaries is engaged in a material dispute or is in material breach or material default under any contract with any customer whose purchases from the Borrower or any of its Subsidiaries exceeded 5% of the consolidated net sales of the Borrower or suppliers of the Borrower or any of its Subsidiaries that represented greater than 5% of the cash cost of goods sold by the Borrower or any of its Subsidiaries, as applicable, in each case, during the fiscal year ended December 31, 2022, (b) there has been no Material Adverse Change in the business relationships of the Borrower or any of its Subsidiaries with any such customer or supplier, as applicable, since December 31, 2022, and (c) no such customer or supplier has, to the Borrower’s knowledge, threatened any material modification or change in the business relationship with the Borrower or any of its Subsidiaries.

SECTION 8.

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) as soon as available and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by the SEC for 10-Q reporting for such period)

(i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that (x) such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and (y) the results of operations of the Borrower and its Subsidiaries for the period ended on such date have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that documents required to be furnished pursuant to this Section 8.01(a) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” (with the related certificate separately delivered);

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year (which date shall be automatically extended for a period not to exceed ten (10) Business Days, if and to the extent of any initial extension granted by the SEC for 10-K reporting for such period) (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of KPMG LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, such report and opinion shall not be subject to any “going concern” or like qualification or exception or emphasis of matter of going concern footnote or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(b) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website; provided, further, that any such report shall not be considered qualified due to the inclusion of an emphasis of matter paragraph in the audit opinion based on the impending maturity date of any Indebtedness under this Agreement within 12 months of the date of such report, the prospective breach of any financial covenant hereunder or liquidity issues due to Ordinary Course liabilities;

(c) together with the financial statements required pursuant to Section 8.01(a) and (b), a compliance certificate signed by a Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including fax or email and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit E (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in the first and third sentences of Section 7.07 or Section 7.19 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate. For the avoidance of doubt, no representation or warranty contained in Section 7.07 or Section 7.19 is required to be, shall be or shall be deemed to be made in connection with a delivery of any Compliance Certificate;

(d) promptly following approval by the Borrower’s Board and no later than the sixtieth (60th) day following the beginning of each fiscal year, a consolidated budget for the Borrower and its Subsidiaries for such fiscal year, which the Borrower shall prepare, and its Board shall approve; provided that documents required to be furnished pursuant to this Section 8.01(d) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(e) promptly after the same are released, copies of all press releases (other than any press release that is immaterial, routine or administrative in nature); provided that documents required to be furnished pursuant to this Section 8.01(e) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor, in each case, excluding any investigation or inquiry that is immaterial, routine or administrative in nature; provided that documents required to be furnished pursuant to this Section 8.01(f) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of each Obligor and its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(g) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(h) the information regarding insurance maintained by the Borrower and its Subsidiaries as and when required under Section 8.05;

(i) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim involving more than $10,000,000 (or the Equivalent Amount in other currencies), written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim; provided that documents required to be furnished pursuant to this Section 8.01(i) may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” or the Borrower’s website;

(j) as soon as possible and in any event no later than the fifth (5th) business day of each calendar month, evidence reasonably satisfactory to the Administrative Agent, based upon the Borrower’s bank account statements, that the Borrower has met the minimum liquidity requirement set out in Section 10.01; and

(k) such other information. including with respect to the businesses, financial performance, operations, condition of the assets or liabilities of the Obligors (including with respect to the Collateral) and their Subsidiaries as the Administrative Agent may from time to time reasonably request.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following within three (3) Business Days of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any event with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $10,000,000 (or the Equivalent Amount in other currencies) or more;

(c) (i) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in Environmental Liability and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority or that could reasonably be expected to result in Environmental Liability, in each case, which could reasonably be expected to result in a Material Adverse Effect;

(d) the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws which could reasonably be expected to involve damages in excess of $10,000,000 (or the Equivalent Amount in other currencies) other than any such Claim or alleged violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that would reasonably be expected to result in a Material Adverse Effect;

(f) (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(g) (i) the receipt by the Borrower or any of its Subsidiaries of any notice of a breach or default (and a copy of such notice) under any Material Agreement asserting a default by such Obligor or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement that would be required to be disclosed by the Borrower pursuant to the requirements of the SEC, (ii) the entering into any new Material Agreement by any Obligor that would be required to be disclosed by the Borrower pursuant to the requirements of the SEC (and a copy thereof) or (iii) any material amendment to a Material Agreement that would be adverse in any material respect to the rights and remedies of the Lenders hereunder (and a copy thereof); provided, that the Borrower shall not be required to provide such notice if such documents become publicly available on “EDGAR” or the Borrower’s website within the time period notice would otherwise be required pursuant to this Section 8.02;

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries (other than as required under GAAP);

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor that could reasonably be expected to result in a Material Adverse Effect;

(j) any Claim of actual or alleged infringement, misappropriation or violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries, or any Contract entered by the Borrower or any of its Subsidiaries in connection with such Claim, other than any such Claim or alleged infringement, misappropriation or violation that would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(k) the creation, development or other acquisition (including any in-bound exclusive licenses or joint ownership) of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date that is issued, registered or becomes issued, registered or the subject of an application for issuance or registration with any Governmental Authority; provided that, with respect to any such Material Intellectual Property created, developed or acquired (including through any in-bound exclusive license or joint ownership) in any fiscal year, notice thereof pursuant to this Section 8.02(k) shall be made in accordance with the timing of the financial statements for such fiscal year required pursuant to Section 8.01(b);

(l) any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change; and

(m) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document. Notwithstanding anything to the contrary in this Section 8.02, the Borrower shall be deemed to have complied with its obligations hereunder (other than with respect to Section 8.02(a), (k) or (l)) so long as the relevant information or documents have been publicly available on “EDGAR” or the Borrower’s website within the time period notice would otherwise be required pursuant to this Section 8.02.

8.03 Existence. Such Obligor shall, and shall cause each of its Significant Subsidiaries to, preserve, renew and maintain in full force and effect its legal existence; provided that the foregoing shall not prohibit (other than with respect to the Borrower) any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03 or any Asset Sale permitted under Section 9.09.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries not constituting a Permitted Lien, except to the extent such Taxes, fees, assessments or governmental charges or levies or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the same rate as Loans hereunder if not paid on demand and shall constitute “Obligations.” Subject to Section 8.20, such Obligor shall cause each such policy of insurance (other than director and officer indemnity or liability policies) (with respect to each such policy outstanding as of the Closing Date, no later than the Closing Date) to (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy (including business interruption, if any) contain a lender loss payable clause or endorsement naming the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder and providing for at least twenty (20) days’ (ten (10) days’ in the case of nonpayment of premium) prior written notice to the Administrative Agent of any cancellation of such policy, and otherwise reasonably satisfactory in form and substance to the Administrative Agent.

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries in accordance with GAAP or local accounting rules applicable to any Foreign Subsidiary, as applicable, are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion), during normal business hours (but not more often than once per year in total for all such visits and inspections unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. Notwithstanding anything to the contrary contained herein or any other provision of the Loan Documents, no Obligor nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to any Lender (or their respective representatives or contractors) is prohibited by any applicable Law or any binding agreement with a third party (so long as such agreement is not entered into in contemplation of this Agreement) or (ii) that is subject to attorney-client or similar privilege, which could reasonably be expected to be lost or forfeited if disclosed to the Administrative Agent or any Lender. The Borrower shall pay all reasonable and documented costs of all such inspections (but not more often than once per calendar year for all such visits and inspections, unless an Event of Default has occurred and is continuing).

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply with all Laws (including Environmental Laws, but other than Anti-Terrorism Laws and Sanctions) applicable to it and its business activities, (ii) comply in all material respects with applicable Anti-Terrorism Laws and Sanctions, (iii) comply in all material respects with all Governmental Approvals applicable to it and its business activities and (iv) maintain in full force and effect, remain in compliance with, and perform all obligations under all Material Agreement to which it is a party, except, in the case of clauses (i), (iii) and (iv) above, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Obligor shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

8.08 Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its tangible assets and properties necessary or useful in the conduct of its business, in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain in full force and effect, pay all costs and expenses related to, and renew, file for, prosecute and enforce all Material Intellectual Property, and all other Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that are necessary or useful in the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.09 Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Monthly Lender Calls. At the request of the Administrative Agent, the Borrower shall hold a conference call with the Administrative Agent and the Lenders at reasonable times to be mutually agreed to with the Administrative Agent and the Lenders to discuss the financial results of operations of the Borrower and its Subsidiaries; provided that no more than one call per calendar month quarter shall be required.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors, etc. In the event that (x) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than an Excluded Subsidiary), the Borrower shall concurrently with such formation or acquisition or (y) an Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall promptly, and in no event later than (I) thirty (30) days with respect to a Domestic Subsidiary and (II) sixty (60) days with respect to a Foreign Subsidiary, in each case, after such event (or, with respect to a determination that a Subsidiary is no longer an Immaterial Subsidiary, following a determination made in accordance with the definition of “Immaterial Subsidiary”), (i) cause such Subsidiary to become a “Subsidiary Guarantor”

hereunder and a “Grantor” under the applicable Security Agreement, (ii) take such action or cause such Subsidiary to take such action to comply with the Domestic Collateral and Guarantee Requirement or the Foreign Collateral and Guarantee Requirement, as applicable, and (iii) take such other action or cause such Subsidiary to take such other action as shall be reasonably necessary or desirable or reasonably requested by the Administrative Agent in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (subject only to Permitted Priority Liens) on substantially all of the personal property of such new Obligor as collateral security for the Obligations hereunder as and when required by the terms of the applicable Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the applicable Security Documents and the Intercompany Subordination Agreement.

(b) Further Assurances.

(i) An Obligor will take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including (i) to comply with the Domestic Collateral and Guarantee Requirement or the Foreign Collateral and Guarantee Requirement, as applicable, and the applicable Security Agreement, including to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and any other filings, registrations or recordings), which may be required under any applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, and (ii) using commercially reasonable efforts to provide access to any investment bank, financial advisor, or similar advisor of the Borrower, as reasonably requested from time to time, in each case, all at the expense of the Borrower.

(ii) In the event that an Obligor creates, develops, obtains an exclusive license to or otherwise acquires Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the applicable Security Agreement shall and hereby do automatically apply thereto and any such Intellectual Property (other than any Intellectual Property constituting an Excluded Asset) shall automatically constitute and hereby does constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such creation, development or acquisition.

(iii) Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including joining the applicable Security Agreement, delivering shares of stock together with undated transfer powers executed in blank, applicable control agreements and other instruments and executing and delivering to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems reasonably necessary or advisable) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the personal property (other than Excluded Assets (as defined in the Security Agreement)) of such Obligor as collateral security for the Obligations as and when required by the terms of the Loan

Documents, including to comply with the Domestic Collateral and Guarantee Requirement or the Foreign Collateral and Guarantee Requirement, as applicable; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further, that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset, upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof.

(iv) Promptly (and in any event within ten (10) Business Days) following the acquisition by any Obligor following the Closing Date of any fee interest in real property having a purchase price in excess of $7,500,000, such Obligor shall notify Administrative Agent of such fact and shall, if any time so requested by Administrative Agent, within sixty (60) days following such request by Administrative Agent (or such longer period as agreed by Administrative Agent in its sole discretion), with respect to any such owned real estate, deliver or cause to be delivered to Administrative Agent the following (collectively, “Mortgage Deliverables”): (A) a mortgage or deed of trust (or comparable instrument creating a Lien thereon) by Obligor for the benefit of the secured Parties (each, a “Mortgage”), as applicable, in form and substance reasonably satisfactory to Administrative Agent, executed by the title holder thereof and recorded in the applicable jurisdiction, granting Administrative Agent, on behalf of the Lenders, a first priority Lien on the fee interest in such real property, together with evidence reasonably satisfactory to Administrative Agent that the applicable Obligor has paid all filing, recording and stamp taxes and fees (including mortgage recording and intangible taxes) and any similar taxes and fees in connection therewith or the recording thereof, (B) a lender’s title insurance policy (including any endorsements Administrative Agent may request in its reasonable discretion) issued by a title insurer reasonably satisfactory to Administrative Agent in form and substance and in amounts reasonably satisfactory to Administrative Agent (and, in any case, in amounts not lower than the purchase price thereof) insuring Administrative Agent’s, for itself and on behalf of the Lenders, first priority Lien in the fee interest in such real property, free and clear of all defects and encumbrances except Permitted Liens, (C) a current ALTA survey, certified to Administrative Agent, for itself and on behalf of the Lenders, by a licensed surveyor, in form and substance reasonably satisfactory to Administrative Agent, or survey affidavits sufficient to allow the issuance of the title products described in subsection (C) above without a standard survey exception, (D) a certificate, in form and substance reasonably acceptable to Administrative Agent, to Administrative Agent from a national certification agency acceptable to Administrative Agent, indicating whether such real property is located in a special flood hazard area, and such flood insurance as Administrative Agent may require in its reasonable discretion, (E) legal opinions in form and substance reasonably acceptable to Administrative Agent from one or more law firms in the relevant jurisdiction reasonably acceptable to Administrative Agent opining as to due execution, authority, delivery, enforceability and perfection of such Mortgage and (F) copies of all existing Phase I or Phase II environmental reports and any other environmental assessments, analyses and other studies in the possession of any Obligor with respect to the mortgaged estate; provided that, notwithstanding any provision in any Loan Document, no Obligor shall be required to provide Mortgage Deliverables with respect to any leasehold interest. Each of the Mortgages will be effective, upon delivery of the same to the Administrative Agent in accordance herewith, to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien with respect to the property described therein, and, without limiting the foregoing, when the Mortgages are validly filed in the applicable recorder’s offices and all relevant mortgage Taxes and recording and registration charges are duly paid by Obligor, each such Mortgage shall be, assuming the proper indexing thereof, sufficient to provide constructive notice to third parties of the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Obligors therein and the proceeds thereof, as security for the Obligations, subject only to Permitted Liens. In addition to the foregoing, Borrower shall, at Administrative Agent’s request from time to time, deliver to Administrative Agent or cooperate as necessary for Administrative Agent to obtain (at Borrower’s expense), such appraisals as are required by law or regulation of real property (whether fee or leasehold interests) with respect to which Administrative Agent has been granted a Lien. Notwithstanding anything in this Section 8.12(b)(iv) to the contrary, (i) any Mortgage Deliverable with respect to any real property located outside the United States shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are reasonably agreed to by the Administrative Agent (in consultation with the Borrower), taking into account the applicable Law and customary market practice of the relevant jurisdiction, and (ii) the Obligors shall not be required to deliver any Mortgage Deliverables or otherwise comply with this Section 8.12(b)(iv) with respect to any real property for which the cost of providing the Mortgage Deliverables with respect thereto to secure the Obligations outweighs the benefits to the Lenders, as reasonably determined by the Administrative Agent (in consultation with the Borrower)

8.13 Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien. This provision shall not limit any rights or remedies the Administrative Agent and Lenders have upon the occurrence and during the continuance of an Event of Default.

8.14 Board Rights.

(a) For so long as Oaktree Lenders are party to this Agreement and hold not less than thirty three percent (33)% of the principal amount of the Loans and Commitments then outstanding, Oaktree shall be entitled to nominate one director of the Borrower (the “Oaktree Director”) to the Board of the Borrower and all committees of the Board of the Borrower (subject, in the case of the committees of the Board of the Borrower, to NASDAQ listing requirements regarding director independence and to the independence requirements under Rules 10A-3 and 16b-3 of the Exchange Act). The Oaktree Director shall be the current director appointed by Oaktree to the Board as of the date hereof (or such replacement as may be nominated by Oaktree after the date hereof). The Borrower shall cause the Oaktree Director to be so appointed as of the date of the applicable nomination with respect to any Oaktree Director nominated after the date hereof. For the avoidance of doubt, the Oaktree Director shall be entitled to substantially comparable compensation for his or her service to the Borrower as the other members of the Board, including reimbursement from the Borrower for any reasonable out-of-pocket expenses incurred during the course of performing his or her duties as the Oaktree Director.

(b) For so long as Oaktree has the right to designate the Oaktree Director to the Board, it shall also have the right to appoint one observer to the Board (the “Observer”) in lieu of the Oaktree Director. The Observer shall be entitled to attend all meetings of the Board and all committees thereof in a non-voting observer capacity and to receive copies of all materials relating to the Borrower and its Subsidiaries that would have been provided to the Oaktree Director and any committee of the Board, including notices, minutes, consents (including materials provided in connection with any solicitation of written consent of the Board) and any other materials provided to the directors at the same time and in the same manner as provided to the directors; provided, that the Observer shall agree to hold such materials and information in confidence to same extent as required of the Oaktree Director.

(c) The Borrower covenants and agrees that for so long as Oaktree has the right to nominate the Oaktree Director to use its best efforts to ensure that (i) the Oaktree Director is included in the Board’s slate of nominees in connection with soliciting proxies for every meeting of the stockholders of the Borrower called with respect to the election of members of the Board and (ii) each such nominee is included in the proxy statement prepared by management of the Borrower in connection with soliciting proxies for every meeting of the stockholders of the Borrower called with respect to the election of members of the Board, and at every adjournment and postponement thereof, and on every action or approval by written consent of the stockholders of the Borrower with respect to the election of members of the Board.

(d) Any Oaktree Director shall hold office until his or her successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Any vacancy in the Board of a seat entitled to be filled by Oaktree pursuant to this Section 8.14 may be filled by Oaktree. The Oaktree Director may be removed with or without cause, in each case only by Oaktree. If at any time the Oaktree Lenders hold less than thirty three percent (33)% of the principal amount of Loans and Commitments then outstanding, the Oaktree Director may be removed from the Board by the holders of a majority of the shares of the Borrower’s common stock then entitled to vote at an election of directors of the Borrower.

(e) The Borrower shall take all necessary actions to cause the election of each designee to the Board as contemplated by this Section 8.14. The Borrower agrees that taking all necessary actions to effectuate the foregoing shall include (i) including such designees in the slate of nominees recommended by the Board at a meeting of stockholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a director as provided herein and (iii) soliciting proxies or consents in favor thereof.

8.15 ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Plans to which such Obligor or such Subsidiary is a party as an employer, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.16 Cash Management. Such Obligor shall, and shall cause each of its Subsidiaries to:

(a) at all times after the Account Control Agreement Completion Date, cause each deposit account, disbursement account, investment account (or other similar account) and lockbox of any Obligor (in each case, other than any Excluded Accounts) to be subject at all times to an account control agreement (or comparable agreement or other instrument or Security Agreement in order to effect a first-priority Lien over such account in the applicable jurisdiction) between the applicable Obligor, the Administrative Agent and the applicable depositary institution in favor of the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”) that (A) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, (B) provides that, upon written notice from the Administrative Agent, such depositary institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent of the applicable Obligor and (C) may not be terminated without prior written consent of the Administrative Agent; provided that, notwithstanding the foregoing, any Account Control Agreement with respect to an account located at a depository institution or branch located outside the United States shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are reasonably agreed to by the Administrative Agent (in consultation with the Borrower), taking into account the applicable Law and customary market practice of the relevant jurisdiction; and

(b) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.

8.17 Information Regarding the Collateral. The Borrower shall furnish to the Administrative Agent at least five (5) Business Days’ prior written notice (or such later period as the Administrative Agent may agree) of any change in any Obligor’s organizational structure or jurisdiction of incorporation or formation, the location of its registered office or chief executive office, or the location in which Collateral with fair market value exceeding $10,000,000 in the aggregate is located. The Obligors agree not to effect or permit any change referred to in the preceding sentence unless such change is permitted by this Agreement and all filings have been made under the UCC or any equivalent legislation or regulation in the applicable jurisdiction by such Parties, as applicable, or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject only to Permitted Liens) in all the Collateral for its own benefit and the benefit of the other Secured Parties.

8.18 Automotive Strategic Alternative. The Borrower shall consummate a transaction involving a strategic alternative with respect to the Borrower’s automotive segment in an Arm’s Length Transaction by no later than March 31, 2024 or wind the automotive segment down by no later than June 30, 2024 (the “Automotive Strategic Alternative”).

8.19 Reserved.

8.20 Post-Closing Obligations.

(a) Foreign Obligors and Pledged Collateral. Within the applicable time periods set forth in Schedule 8.20 or such later date as the Administrative Agent agrees to in writing, (i) the Borrower shall, or shall cause each Foreign Subsidiary (other than an Excluded Subsidiary) that is in existence as of the Closing Date to, deliver the documents or take the actions specified on Schedule 8.20 that are necessary for each such Foreign Subsidiary to comply with the Foreign Collateral and Guarantee Requirement (in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of “Foreign Collateral and Guarantee Requirement”) and (ii) the Borrower shall, or shall cause each Obligor to, deliver to the Administrative Agent certificates or other instruments representing or evidencing any Pledged Collateral (as defined in the applicable Security Agreement) relating to Obligors organized outside the United States that is in existence on the Closing Date, accompanied by appropriate duly executed instruments of transfer or assignment, all in form reasonably satisfactory to the Administrative Agent.

(b) Controlled Accounts. Within the applicable time periods set forth on Schedule 8.20 (or, in each case, such longer period of time as agreed by the Administrative Agent in its sole discretion) (the “Account Control Agreement Completion Date”), the Administrative Agent shall have received evidence that (i) all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts (other than Excluded Accounts) of each Obligor are Controlled Accounts to the extent required to comply with the requirements of Section 8.16 and (ii) such Controlled Accounts are subject to one or more account control agreements (or comparable agreement or other instrument or Security Agreement in order to effect a first-priority Lien over such account in the applicable jurisdiction, if any), in favor of, and in form and substance reasonably satisfactory to, the Administrative Agent that (A) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, subject only to Permitted Liens, (B) provides that, upon written notice from the Administrative Agent, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent by the applicable Obligor, and (C) may not be terminated by the applicable Obligor without prior written consent of the Administrative Agent; provided that, notwithstanding the foregoing, any Account Control Agreement with respect to an account located at a depository institution or branch located outside the United States shall be subject to such terms and conditions, limitations, restrictions, or other material terms as are reasonably agreed to by the Administrative Agent (in consultation with the Borrower), taking into account the applicable Law and customary market practice of the relevant jurisdiction.

(c) Landlord Consents; Bailee Letters. Within the applicable time periods set forth on Schedule 8.20 (or such longer period of time as agreed by the Administrative Agent in its sole discretion), if Collateral having an aggregate fair market value in excess of $10,000,000 or any substantial portion of an Obligor’s book and records or any of its material books and records, is (i) in the possession of any single bailee, warehouseman or consignee, or (ii) located at any single leased real property, such Obligor shall use commercially reasonable efforts to cause such bailee, warehouseman or consignee, or the applicable landlord, as the case may be, to sign and deliver, in the case of Collateral located in the United States, a Landlord Consent or Bailee Letter as applicable and in the case of Collateral located outside the United States, the applicable customary security documents in the jurisdiction.

(d) Insurance Policies. Within the applicable time periods set forth on Schedule 8.20 (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all such insurance policies required pursuant to each Loan Document shall name the Administrative Agent (for its benefit and the benefit of the Lenders) as loss payee or additional insured, as applicable, and provide that no cancellation of the policies will be made without at least ten (10) days prior written notice to the Administrative Agent and the Administrative Agent shall have received certified copies of such insurance policies (or binders in respect thereof).

(e) Intellectual Property. Within the applicable time periods set forth in Schedule 8.20 (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Borrower shall use commercially reasonable efforts to enter into and record, or cause its Subsidiaries to enter to into and record, invention assignments for certain Patents as described in Schedule 8.20.

SECTION 9.

NEGATIVE COVENANTS

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made), have been indefeasibly paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, or enter into any agreement or otherwise agree to create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness incurred (i) pursuant to the Company Debt Agreements; provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the amount of commitments under the Company Debt Agreements as in effect as of the Closing Date (the “Company Debt Agreement Cap”), and (ii) in connection with a refinancing of any Indebtedness under the Company Debt Agreements; provided that (A) the aggregate principal amount of commitments incurred in respect of such refinancing Indebtedness, together with any Indebtedness under the

Company Debt Agreements that remains outstanding, shall not exceed the Company Debt Agreement Cap together with the reasonable and customary costs, fees, expenses, premium (if any) and any accrued and unpaid interest payable in connection with such refinancing, (B) such refinancing Indebtedness does not have a maturity prior to the stated maturity under the applicable Company Debt Agreement as in effect as of the Closing Date, (C) with respect to any term loan Indebtedness, the weighted average life of such refinancing Indebtedness is no earlier than the remaining weighted average life of such Indebtedness being refinanced, (D) no such refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness that is being refinanced, and (E) such refinancing Indebtedness may only be secured by a Lien on property that is subject to such a Lien in respect of the Company Debt Agreement being refinanced as in effect as of the date of this Agreement (other than improvements and accessions to such property or asset) (or, if the relevant Company Debt Agreement is unsecured, such refinancing Indebtedness must be unsecured) and (F) such refinancing Indebtedness is otherwise on similar or more favorable terms to the Borrower as the applicable Company Debt Agreement, taken as a whole, in all material respects, as determined by the Borrower in good faith;

(c) the 5.25% Convertible Senior Notes outstanding on the Closing Date; provided that the total amount of Indebtedness permitted by this clause (c) shall not exceed $132,500,000.

(d) accounts payable to trade creditors for goods and services (not the result of the borrowing of money) in the Ordinary Course of such Obligor’s or such Subsidiary’s business and not overdue by more than one hundred twenty (120) days, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(e) Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(f) Indebtedness (i) of an Obligor owing to any other Obligor, in each case, subject to the Intercompany Subordination Agreement, (ii) of any non-Obligor owing to any other non-Obligor, (iii) of a non-Obligor owing to any Obligor; provided such Indebtedness must be permitted by Section 9.05(d) (including with respect to the dollar cap thereunder) and (iv) of an Obligor to a non-Obligor, in each case, subject to the Intercompany Subordination Agreement;

(g) Guarantees by any Obligor or any Subsidiary of Permitted Indebtedness of any Obligor;

(h) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued, created or incurred in the Ordinary Course, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases (including leases of real property), commercial contracts, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(i) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(j) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services in each case in the Ordinary Course;

(k) obligations under Hedging Agreements incurred in the Ordinary Course for the purpose of hedging the interest rate exposure or foreign exchange exposure associated with Borrower’s and its Subsidiaries’ operations, and not for speculative purposes;

(l) Capital Leases and purchase money Indebtedness in the Ordinary Course; provided that, (i) if secured, the collateral therefor consists solely of the assets being financed, constructed, repaired or improved, the products and proceeds thereof and the books and records related thereto, and (ii) the total aggregate outstanding amount of such Indebtedness incurred pursuant to this clause (l) does not exceed $20,000,000;

(m) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers in connection with Asset Sales permitted by Section 9.09, provided that such Indebtedness may not be seller notes or other Indebtedness for borrowed money;

(n) purchase price adjustments, indemnity payments and other deferred acquisition consideration in connection with any Acquisition permitted under Section 9.05, provided that such Indebtedness may not be seller notes or other Indebtedness for borrowed money;

(o) additional Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed $10,000,000 at any time outstanding, provided that such additional Indebtedness is not secured by any Liens; and

(p) to the extent constituting Indebtedness, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary (whether to secure Indebtedness or otherwise), or enter into any agreement or otherwise agree to create, incur, assume or permit to exist any Lien, except:

(a) Liens securing the Obligations;

(b) Liens imposed by any Law arising in the Ordinary Course, including (but not limited to) carriers’, warehousemen’s, suppliers’, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person and would not otherwise constitute an Event of Default or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves are being maintained if required in accordance with GAAP;

(c) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(d) Liens securing Taxes, assessments and other governmental charges, the payment of which is either (i) not yet due and payable or (ii) is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP are being maintained;

(e) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries and any property specific exceptions to title as set forth in any applicable lender’s title insurance policy described in Section 8.12(b)(iv)(B);

(f) with respect to any real property, such defects, encroachments or rights of access or use as might be revealed by an up-to-date survey of such real property that are not material and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(g) bankers liens, rights of setoff and similar Liens incurred on deposits or other assets credited to any deposit or securities account made in the Ordinary Course and;

(h) any judgment lien or lien arising from decrees or attachments not constituting an Event of Default;

(i) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the Ordinary Course;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the Ordinary Course;

(k) Permitted Licenses;

(l) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor or any Subsidiary in the Ordinary Course supporting obligations of the type set forth in Section 9.01(h);

(m) the interests of sub-lessees under subleases of real property and statutory or common law Liens of landlords;

(n) Liens securing Indebtedness incurred pursuant to the Company Debt Agreements to the extent (i) such Liens are required by the Company Debt Agreements as in effect on the Closing Date or any refinancing of such Indebtedness permitted by Section 9.01(b) and (ii) such Indebtedness is permitted pursuant to Section 9.01(b);

(o) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 7.13(b) and renewals and extensions thereof in connection with a permitted refinancing of the Indebtedness being secured by such Lien; provided that, (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of the Borrower or such Subsidiary (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with a permitted financing of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to the reasonable costs, fees, expenses, premiums (if any) and any accrued and unpaid interest payable in connection with such refinancing);

(p) Liens securing Indebtedness permitted by Section 9.01(l); provided that such Liens are restricted solely to the collateral described in Section 9.01(l);

(q) Liens incurred securing Indebtedness permitted under Sections 9.01(h), 9.01(i), (j) and (k);

(r) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with any Investment permitted under Section 9.05 not to exceed $5,000,000 in the aggregate;

(s) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(t) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the Ordinary Course, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u) any Lien arising under condition sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(v) other Liens which secure obligations (other than Indebtedness for borrowed money) in an aggregate amount outstanding not to exceed $7,500,000,

provided that no Lien otherwise permitted under this Section 9.02 shall apply to any Material Intellectual Property, other than Liens permitted pursuant to the foregoing clauses (a), (d), (h), (k) and (o) (if any).

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (or otherwise merge, amalgamate or consolidate), (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or otherwise enter initiate an Insolvency Event, (iii) sell or issue any of its Disqualified Equity Interests, or (iv) except as permitted by Section 9.05, make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except:

(a) the merger, amalgamation or consolidation or liquidation of any (i) Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction or (y) any other Obligor, an Obligor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become an Obligor or (ii) any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b) the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or to any entity that concurrently therewith shall become an Obligor or (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any other Subsidiary that is not an Obligor;

(c) the sale, transfer or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor or, (ii) any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;

(d) mergers, amalgamations or consolidations of any Subsidiary to effectuate any Asset Sales permitted under Section 9.09; provided that such merger, amalgamation or consolidation does not include the Borrower;

(e) in connection with any Investment permitted under Section 9.05, any Obligor or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Subsidiary Guarantor is a party, the surviving Person is such Subsidiary Guarantor or concurrently therewith becomes a Subsidiary Guarantor; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to an Obligor or solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up.

Notwithstanding the foregoing or any other provision of the Loan Documents, (i) except as otherwise permitted by Section 9.09(i), no transaction shall be permitted pursuant to this Section 9.03 that would result in (A) a direct wholly-owned Subsidiary of the Borrower becoming an indirect wholly-owned Subsidiary of the Borrower or a less than wholly-owned Subsidiary of the Borrower or (B) a change in jurisdiction of any Significant Subsidiary of the Borrower or (ii) except in connection with an Asset Sale permitted by Section 9.09, a release of any Lien over the assets of the Borrower or any Subsidiary under the Security Documents.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments, except:

(a) operating deposit accounts with banks (or similar deposit-taking institutions) and securities accounts that shall, after the Account Control Agreement Completion Date, be, Controlled Accounts (unless such accounts constitute Excluded Accounts);

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course;

(c) Permitted Cash Equivalent Investments;

(d) Investments by an Obligor in (i) another Obligor or (ii) a non-Obligor; provided that the aggregate amount of Investments permitted under this clause (ii) shall not exceed $45,000,000 at any time;

(e) Investments by a non-Obligor in (i) any Obligor (so long as such Investment does not involve the acquisition of Equity Interests of such Obligor and, to the extent such Investment constitutes Indebtedness, such Indebtedness is permitted subject to Section 9.01(f)(iv), or (ii) any other Subsidiary that is not an Obligor;

(f) Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets permitted under this Agreement, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the Ordinary Course, and other deposits and cash collateral constituting Permitted Liens;

(g) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(h) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under Section 9.09;

(i) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course;

(j) Investments (but without giving effect to the cash return provision contained in the definition thereof) outstanding on the date hereof and identified in Schedule 9.05 and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, net of cash returns thereon (not to extend beyond initial Investments), or require that any additional Investment be made unless otherwise permitted hereunder;

(k) to the extent constituting Investments, obligations under Hedging Agreements permitted by Section 9.01(k);

(l) Investments constituting Acquisitions (including Intellectual Property); provided that the total aggregate consideration paid by the Borrower or any of its subsidiaries in connection with any individual transaction or series of related transactions pursuant to this clause (l) shall not exceed $37,500,000;

(m) employee, officer and director loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed $2,500,000 outstanding;

(n) other Investments in an aggregate outstanding amount not to exceed $25,000,000;

(o) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;

(p) earnest money deposits in connection with Acquisitions otherwise permitted hereunder;

(q) to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 9.01;

(r) Investments consisting of Permitted Liens;

(s) to the extent constituting Investments, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course;

(t) Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower, not to exceed a fair market value of $25,000,000 during the term of this Agreement; and

(u) to the extent constituting Investments, transactions permitted pursuant to Section 9.09(i).

Notwithstanding anything in this Agreement to the contrary, (i) the Borrower shall not, and shall not permit any of its Subsidiaries to (x) directly or indirectly transfer, contribute, sell, assign, lease or sublease, license or sublicense, or otherwise dispose of, including as an Investment, Restricted Payment or Asset Sale, any Material Intellectual Property to any Person other than the Borrower or another Obligor, other than pursuant to Permitted Licenses (subject to Section 9.09(f)) or a transaction permitted by Section 9.09(i), (y) permit any Person other than the Borrower or another Obligor to hold any interest in any Material Intellectual Property (other than as permitted by Section 9.09(f) or (i)), or (z) enter into any joint venture, partnership or similar arrangement involving the sharing of profits or revenue or directly or indirectly transfer, contribute, sell, assign, lease or sublease, license or sublicense, or otherwise dispose of any assets (including Material Intellectual Property) to a joint venture, partnership or similar arrangement (other than as permitted by Section 9.09(f) or (i)), and (ii) no Material Intellectual Property shall be contributed as an Investment or distributed as a Restricted Payment to any Subsidiary other than a Subsidiary Guarantor (other than pursuant to a Permitted License).

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests;

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) (i) each Subsidiary that is an Obligor may make Restricted Payments to any other Obligor, (ii) each Subsidiary that is not an Obligor may make Restricted Payments to an Obligor and to another Subsidiary that is not an Obligor and (iii) pro rata Restricted Payments to minority stockholders of any such Subsidiary;

(d) any purchase, redemption, retirement or other acquisition of Equity Interests of the Borrower held by consultants, officers, directors and employees or former consultants, officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed $1,000,000 in any fiscal year (it being agreed that, to the extent constituting an Investment permitted by Section 9.05(m), the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (d)); provided that the portion of such basket that is not used by the Borrower or its Subsidiaries in any fiscal year shall be carried-forward and shall increase such basket for the next two succeeding fiscal years;

(e) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, or similar equity incentive awards;

(f) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(g) the Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding or similar taxes for which the Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options;

(h) any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, in each case to the extent permitted under Section 9.07; and

(i) other Restricted Payments in an aggregate amount not to exceed $1,000,000 in any fiscal year.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness for borrowed money, other than (a) payments of the Obligations, (b) payments of Indebtedness incurred under the Company Debt Agreements as in effect on the Closing Date or refinanced to the extent permitted by Section 9.01(b), (c) payments in respect of the 5.25% Convertible Senior Notes in accordance with the terms of the 5.25% Convertible Senior Notes Indenture as in effect on the Closing Date, (d) Indebtedness permitted to be incurred under Sections 9.01(h), (j), (l) and (o), and (e) intercompany Indebtedness permitted under Section 9.01(f), subject to the terms of the Intercompany Subordination Agreement.

9.08 Changes in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower without the prior written consent of Administrative Agent.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease or sublease (as lessor or sub-lessor), sale and leaseback, assign, convey, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales of inventory in the Ordinary Course in an Arm’s-Length Transaction;

(b) transfers of assets, rights or property (i) by any Obligor to (x) any other Obligor or (y) to any Subsidiary that is not an Obligor to the extent constituting an Investment permitted by Section 9.05 and (ii) by a non-Obligor to (x) any Obligor in a transaction on an Arm’s Length basis or (y) any other Subsidiary;

(c) Asset Sales resulting from Casualty Events;

(d) dispositions (including by way of abandonment or cancellation) of any equipment and other tangible property that is obsolete or worn out or no longer used or useful in the business of the Borrower and its Subsidiaries, disposed of in the Ordinary Course in an Arm’s Length Transaction; provided that the total aggregate consideration for all transactions made pursuant to this clause (d) shall not exceed $10,000,000;

(e) dispositions in the Ordinary Course consisting of the abandonment, cancellation, lapse or expiration of Intellectual Property (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Obligors and their Subsidiaries, taken as a whole;

(f) the sale, license, lease or other disposition (including Permitted Licenses) of assets by the Borrower or its Subsidiaries; provided that the total aggregate consideration for any individual transaction or series of related transactions made pursuant to this clause (f) shall not exceed $37,500,000;

(g) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable Law;

(h) [reserved];

(i) the Asset Sales described in Schedule 9.09;

(j) sales, transfers and other dispositions of receivables (and not Intellectual Property or other assets) in connection with the compromise, settlement or collection thereof in the Ordinary Course consistent with past practice for fair market value and cash, and non-recourse factoring arrangements in the Ordinary Course consistent with past practice for fair market value and cash;

(k) the forgiveness, release or compromise of any amount owed to an Obligor or Subsidiary in the Ordinary Course;

(l) the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms;

(m) to the extent constituting an Asset Sale, obligations with respect to cost-plus and transfer pricing among the Borrower and its Subsidiaries in the Ordinary Course; and

(n) other Asset Sales not otherwise permitted by this Section 9.09 with aggregate fair market value not to exceed $1,000,000,

provided that no Asset Sale shall be permitted to be made pursuant to clause (f) unless such Asset Sale shall be made for fair market value and the relevant Obligor or its Subsidiary shall receive cash proceeds in an amount equal to no less than ninety percent (90%) of the total consideration (fixed or contingent) paid or payable to such Obligor or Subsidiary in connection with such transaction, and such proceeds shall be applied in accordance with Section 3.03(b)(i); provided, further, that none of the Borrower or any of its Subsidiaries shall directly or indirectly sell, transfer, issue or otherwise dispose of Equity Interests of any direct or indirect Subsidiary of the Borrower unless such sale, transfer, issuance or other disposition is made to the Borrower or another Obligor.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any (x) Affiliate, officer or director of the Borrower or (y) controlled Affiliate or immediate family member (including spouse, children, parents, siblings, siblings’ spouses and siblings’ children) of the any entity or Person referred to in clause (x), involving aggregate consideration exceeding $5,000,000, unless such arrangement or transaction (i) is an Arm’s Length Transaction, (ii) is between or among (x) one or more Obligors, on the one hand, and, on the other hand, one or more Obligors, (y) one or more Subsidiaries of the Obligors that are not Obligors, on the one hand, and, on the other hand, one or more Subsidiaries of the Obligors that are not Obligors and (z) one or more Obligors or their Subsidiaries that are not Obligors, on the one hand, and, on the other hand, one or more Obligors or their Subsidiaries that are Obligors (provided that, with respect to clauses (y) and (z) only, such transaction is either (A) an Arm’s Length Transaction or (B) is permitted under Sections 9.01, 9.03, 9.06, 9.07 or 9.09, (iii) constitutes customary compensation and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor or its Subsidiaries in the Ordinary Course, or (iv) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the Ordinary Course; provided that in connection with any such transaction involving aggregate consideration or payments of at least $10,000,000, such transaction shall have been approved by a majority of the directors serving on the Borrower’s Board that do not have any material direct or indirect financial interest in or with respect to such transaction.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, (iii) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (iv) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary; (v) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is incurred or assumed by Subsidiaries that are not Obligors to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents; (vi) restrictions or conditions in any Indebtedness permitted pursuant to Section 9.01 that is secured by a Permitted Lien if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (vii) restrictions or conditions with respect to the 5.25% Convertible Senior Notes; (viii) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (ix) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the Ordinary Course; and (x) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any manner materially adverse to the rights and remedies or interests of the Administrative Agent and the Lenders hereunder;

(b) waive, amend, replace or otherwise modify any term or provision of any Permitted License in a manner materially adverse to the rights and remedies of the Administrative Agent and the Lenders hereunder; or

(c) (x) take or omit to take any action that results in, as applicable, the termination, lapse, pre-term expiration or abandonment of, or permits any other Person to terminate or elect any alternative rights in lieu of termination under, any Material Agreement or (y) take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, in each such case if such action or omission could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.13 Outbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license, covenant not to sue or other grant of rights or immunities under Material Intellectual Property, except for Permitted Licenses.

9.14 Sales and Leasebacks. Such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Materials. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws and as would not result in Environmental Liability, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. If the Administrative Agent at any time has a reasonable basis to believe that there is any material violation by an Obligor of any Environmental Law or potential Environmental Liability that could be reasonably expected to result in a Material Adverse Effect, Obligor shall cause an environmental assessment of such condition to be prepared in form and substance reasonably acceptable to the Administrative Agent at the Borrower’s sole cost and expense, as the Administrative Agent may reasonably request.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or (b) make or change any material tax elections without the prior written consent of Administrative Agent.

9.17 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.18 Sanctions; Anti-Corruption Use of Proceeds.

(a) Neither the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, their respective agents (in their capacity as such) shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, in violation of Sanctions; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions in violation of Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other Anti-Terrorism Law.

(b) The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) for the purpose of funding any activities or business of or with any other Person, or in any Designated Jurisdiction, in violation of Sanctions or (B) in any manner that would result in a violation of Sanctions by any party to this Agreement.

9.19 Capital Expenditures. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or commit to or enter into any agreements to make, (a) any capital expenditures with respect to the construction or acquisition of any new manufacturing plants or (b) other individual capital expenditure project in excess of $10,000,000 on an individual basis; provided that total capital expenditures made pursuant to this clause (b) shall not exceed $30,000,000 in the aggregate during any twelve (12) month period (including, for the avoidance of doubt, in connection with any acquisition transaction).

9.20 Settlements. Such Obligor will not, and will not permit any of its Subsidiaries to, initiate or settle any dispute, litigation, arbitration or administrative proceeding involving (i) an amount in dispute or allegation of damages in excess of $20,000,000 (exclusive of amounts that are covered by applicable insurance policies), (ii) an admission of criminal wrongdoing by the Borrower or any of its Subsidiaries or (iii) non-monetary relief that would reasonably be expected to be materially adverse to the Borrower and its Subsidiaries, taken as a whole, without the written consent of the Administrative Agent.

SECTION 10.

FINANCIAL MAINTENANCE COVENANT

10.01 Minimum Liquidity. The Borrower shall, at all times, maintain the Minimum Liquidity Amount in cash or Permitted Cash Equivalent Investments in, at all times after the Account Control Agreement Completion Date, one or more Controlled Accounts located in the United States that is free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent; provided that such Minimum Liquidity Amount shall only be tested as of the last Business Day of each calendar month pursuant to Section 8.01(j).

SECTION 11.

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal Payment Default. The Borrower shall fail to pay any principal of the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay interest or any other Obligation when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect in any respect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Covenants. Any Obligor shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 8.01(d) and such failure shall continue unremedied for a period of five (5) Business Days, (ii) Section 8.01(a), (b) or (c), Section 8.02, Section 8.03 (solely as to the Borrower), Section 8.11, Section 8.18, Section 8.20, Section 9 or Section 10 or (iii) any other provision of this Agreement or any other Loan Document and in the case of any failure referred to in this clause (iii) that is capable of cure, such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (x) a Responsible Officer of any Obligor becomes aware of such failure or (y) written notice thereof shall have been given to any Obligor by the Administrative Agent or the Majority Lenders.

(e) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Material Indebtedness.

(f) Other Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, any Contract governing any Material Indebtedness shall occur and the effect of such breach or “event of default” or similar event is to (x) cause such Material Indebtedness to become due prior to its scheduled maturity or (y) enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or prior to the final date of its original term; provided that this Section 11.01(f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (2) any conversion of any convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion of any convertible Indebtedness; provided that the Borrower has the right to settle any such Indebtedness into Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares and cash payments in respect of accrued and unpaid interest) in accordance with the terms or conditions thereof and (3) with respect to any Material Indebtedness consisting of Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and not as a result of any default (or similar event) thereunder by any Obligor or any Subsidiary.

(g) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Significant Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Significant Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Significant Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Significant Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Significant Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(g), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Significant Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or Significant Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(g),

any of the events referred to in clauses (i) through (vii), an “Insolvency Event”.

(h) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (or the Equivalent Amount in other currencies) (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) calendar days during which execution shall not be effectively stayed, bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(i) ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount in excess of $25,000,000 (or the Equivalent Amount in other currencies).

(j) Change of Control. A Change of Control shall have occurred.

(k) Impairment of Guarantees and Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occurs: (i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured

Parties, free and clear of all other Liens (other than Permitted Liens) except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, including any Guarantee.

11.02 Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(g), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. If an Event of Default has occurred and is continuing, if any Obligor shall be in default under a Material Agreement, the Administrative Agent shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the interests of the Administrative Agent. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable in accordance with Section 14.03(a), shall accrue interest at the same rate as the Loans hereunder if not paid when due, and shall constitute “Obligations.”

SECTION 12.

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Oaktree Fund Administration, LLC (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein, the provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Obligor with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any duty or obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), in each case, regardless of whether a Default has occurred and is continuing, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to written instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties, including, for the avoidance of doubt, any action that may be in violation of the automatic stay in connection with any Insolvency Proceeding.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Reliance and Liability.

(a) the Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any notice, request, certificate, consent, statement, instrument, document or other writing (including and electronic message, Internet or intranet website posting or other distribution), telephone message or conversation or oral conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of, or with the consent of, the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 14.03) or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the (a) validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (b) due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for, and shall not have any duty to ascertain or inquire into, any statement, document, information, certificate, report, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents, including, for the avoidance of doubt, the satisfaction of any condition set forth in Section 6 of this Agreement or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent);

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or whether any condition set forth in any Loan Document is satisfied or waived, including, without limiting the generality of the foregoing, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders); and

(v) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Company Competitors or Disqualified Lenders (including, without limiting the generality of the foregoing, (x) to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Company Competitor or Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Company Competitor or Disqualified Lender);

and, for each of the items set forth in clauses (i) through (v) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, accept deposits from, act as the financial advisor for or in any other advisory capacity for, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal (including charges and disbursements of Sullivan & Cromwell LLP and local counsel in each applicable jurisdiction) and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent (or any sub-agent thereof) and any Related Parties of the Administrative Agent (or any such sub-agent) (to the extent not paid by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent (or any sub-agent thereof) or, as the case may be, such Related Party of the Administrative Agent (or any sub-agent thereof), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than thirty (30) days’ prior written notice, the Administrative Agent may resign as the “the Administrative Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least thirty percent (30%) of the outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (provided that the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing). If a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent, notwithstanding whether the Majority Lenders have appointed a successor or the Borrower has consented to such successor. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b) Effective from the Resignation Effective Date, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release, and the Administrative Agent hereby agrees, (or, in the case of Section 12.10(b), release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor (i) if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a) and (ii) upon (x) termination of the Commitments and (y) indefeasible payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent) and (ii) all of the Collateral and all Obligors, upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12 Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

12.13 Acknowledgements of Lenders.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 13.

GUARANTY

13.01 The Guaranty. The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise) of the Obligations, including (i) principal of and interest on the Loans, (ii) all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof and (iii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower and Subsidiary Guarantors of all the agreements, conditions, covenants and obligations of the Borrower and Subsidiary Guarantors contained in the Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay any amount in full when due or perform any such obligation (whether at stated maturity, by acceleration or otherwise), the Subsidiary Guarantors will promptly pay the same or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be extended, modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected or preserved;

(e) any modification or amendment of or supplement to this Agreement or any other Loan Document, including any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(f) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any Insolvency Proceeding or other similar proceeding affecting the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(g) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against the Borrower, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(h) the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable Law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(i) the disallowance, under any state or federal bankruptcy, insolvency or similar law, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(j) the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(k) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(l) any other act or omission to act or delay of any kind by the Borrower, such Guarantor, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 13.02 constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Discharge Only Upon Payment in Full. Subject to any prior release herefrom of any Subsidiary Guarantor by the Administrative Agent in accordance with (and pursuant to authority granted to the Administrative Agent under) the terms of this Agreement, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and all other financing arrangements among the Borrower or any Subsidiary Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive. Notwithstanding the foregoing, the Administrative Agent hereby agrees to release any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 8.12(a).

13.04 Additional Waivers; General Waivers.

(a) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Administrative Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Administrative Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Administrative Agent and the Secured Parties by operation of law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (A) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (B) any election by the Administrative Agent and the other Secured Parties under any provision of any state or federal bankruptcy, insolvency or similar law to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

(b) General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, any notice not provided for herein.

13.05 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is at any time rescinded, annulled, avoided, set aside, invalidated, declared to be fraudulent or must be otherwise restored or repaid by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization, equitable cause or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission, repayment or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any state or federal bankruptcy, insolvency or similar law. The provisions of this Section 13.05 shall survive termination of this Guaranty.

13.06 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the prior and complete satisfaction of all Termination Conditions, they (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or collateral that may from time to time be given to the Secured Parties and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to the complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.06.

13.07 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition, including any such stay upon an Insolvency Proceeding, preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.08 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.09 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.10 Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim, which could then be recovered from such Subsidiary Guarantor under this Agreement without rendering such claim voidable or avoidable under any state or federal bankruptcy, insolvency or similar law or other applicable Law.

(c) This Section 13.10 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 13.10 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 13.10 shall be exercisable only upon the prior and complete satisfaction of the Termination Conditions.

13.11 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14.

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse (i) the Administrative Agent and the Lenders and their respective Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of Sullivan & Cromwell LLP, the fees (if necessary) of local and regulatory counsel for both of the Administrative Agent and the Lenders in each relevant material jurisdiction, and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs (including costs of the administration of this Agreement and the other Loan Documents) and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated), and (ii) each of the Administrative Agent and the Lenders for all of their documented out of pocket costs and expenses (including the fees and expenses of any legal counsel) in connection with the enforcement, exercise or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 14.03, or in connection with the Loans made hereunder, including such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent (and any sub-agent thereof), the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of any counsel for each Indemnified Party (limited to one legal counsel in each relevant jurisdiction), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to (i) Agreement or any of the other Loan Documents or the Transactions, (ii) any use made or proposed to be made with the proceeds of the Loans, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such

Indemnified Party’s gross negligence or willful misconduct or (ii) is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a claim brought by any Obligor against an Indemnified Party for material breach in bad faith or reckless disregard of such Indemnified Party’s obligations hereunder or under any other Loan Document. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. None of the Administrative Agent and the Lenders shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Notwithstanding the foregoing in this Section 14.03(b), the Obligors shall not be liable for any settlement of any proceeding effected without the Obligors’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Obligors’ written consent, or if there is a judgment against an Indemnified Party in any such proceeding, the Obligors shall indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. The Obligors shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party. This Section shall not apply with respect to (x) Taxes other than Taxes relating to a non-Tax Claim or Loss governed by this Section 14.03(b) and (y) yield protection matters covered by Section 5.01, which shall be governed exclusively by Section 5.01.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be amended, modified, waived or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce interest rates (provided that the Majority Lenders may rescind an imposition of default interest hereunder) or other amounts payable with respect to the Loans (excluding mandatory prepayments), extend any date fixed for payment of principal (excluding mandatory prepayments) (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans (excluding mandatory prepayments);

(ii) amend, modify, discharge, terminate or waive any Loan Document if the effect is to (x) release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof (other than in connection with any enforcement action undertaken by the Administrative Agent following the occurrence and during the continuance of an Event of Default), or (y) subordinate the Obligations in right of payment or security to any other obligations, in each case, other than in connection with the provision of “debtor-in-possession” financing or consent to use of cash collateral or similar financing in connection with an Insolvency Proceeding;

(iii) amend this Section 14.04 or the definition of “Majority Lenders”; or

(iv) amend the payment waterfall and pro rata sharing provisions set forth in Section 4.01 and Section 4.02.

With respect to any amendment, modification, waiver or supplement, the opportunity to participate on the same terms in such amendment, modification, waiver or supplement shall be offered on the same terms to all Lenders (regardless of whether such Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, exchange, modification or waiver), and all Lenders shall have a reasonable opportunity to participate in such amendment, modification, waiver or supplement on the same terms as each other Lender and shall have the right to receive the same pro rata economics in accordance with its Proportionate Share in such transaction (including any fee, payment or other consideration, including consent or backstop fees) paid to any Lender in its capacity as such.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder (except in connection with an event permitted under Section 9.03) without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 2.01(a)(ii), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 2.01(a)(ii) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender.

(i) Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor at any time, and (ii) no such assignment shall be made without the prior written consent of the Administrative Agent. The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; provided, further, that the consent of the Borrower shall not be required for any assignment by an Oaktree Lender to a Third Party unless such assignment would result in Oaktree Lenders, on their own, being entitled to exercise voting rights in respect of aggregate Commitments and Loans outstanding below the threshold required to constitute Majority Lenders. Subject to the recording thereof by the Administrative Agent pursuant to Section 14.05(d), and to receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) from and after the date such Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 2.01(a)(ii).

(ii) Assignments shall be subject to the condition that except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date specified in the Assignment and the Assumption with respect to such assignment) shall not be less than $1,000,000.

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Transferee (other than a natural person or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal (excluding mandatory prepayments) of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.02 (subject to the requirements and limitations therein, including the requirements under Section 5.02(f) (it being understood that the documentation required under Section 5.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (i) shall not be entitled to such benefits unless such Participant agrees, for the benefit of the Borrower, to comply with the documentation requirements of Section 5.02(e) as if it were a Lender and complies with such requirements, (ii) agrees to be subject to the provisions of

Section 5.03 as if it were an assignee under Section 14.05(b) and (iii) shall not be entitled to receive any greater payment under Section 5.01 or 5.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.02 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of the Lenders’ assignment of any interest in the Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when counterparts hereof executed on behalf of the Obligors, the Administrative Agent and the Lender shall have been received by the Administrative Agent.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any Obligor pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender subject to an agreement to comply with the provisions of this section, or any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iv) upon the request or demand of any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided that, in the case of disclosure pursuant to clause (iv), (v) and (vi) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

TPI COMPOSITES, INC.

By:	/s/ William E. Siwek
	Name:	William E. Siwek
	Title:	President, Chief Executive Officer

Address for Notices:

TPI Composites, Inc.

9200 E Pima Center Pkwy, Suite 250

Scottsdale, AZ 85258

Attn:Steven Fishbach

Tel.: 480-305-8923

Email: sfishbach@tpicomposites.com

With copies to:

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, CA 90401

Attn:Mohammed A. Alvi

Tel.: 213-426-2684

Email: MAlvi@goodwinlaw.com

[Signature Page to Credit Agreement and Guaranty]

GUARANTORS:

TPI INTERNATIONAL, LLC

TPI TURKEY, LLC

TPI APAC, LLC

TPI TURKEY II, LLC

TPI TURKEY IZBAS, LLC

TPI COMPOSITE SERVICES, LLC

TPI MEXICO, LLC

TPI HOLDINGS MEXICO, LLC

TPI MEXICO II, LLC

TPI MEXICO III, LLC

TPI MEXICO IV, LLC

TPI MEXICO V, LLC

TPI MEXICO VI, LLC

COMPOSITES MEXICO VII, LLC

COMPOSITES MEXICO VIII, LLC

PONTO ALTO HOLDINGS, LLC

TPI ARIZONA, LLC

TPI IOWA, LLC

TPI IOWA II, LLC

TPI COMPOSITES, LLC

TPI, INC.

TPI APAC II, INC.

COMPOSITE SOLUTIONS, INC.

TPI TECHNOLOGY, INC.

By:	/s/ William E. Siwek
	Name:	William E. Siwek
	Title:	President, Chief Executive Officer

Address for Notices:

TPI Composites, Inc.

9200 E Pima Center Pkwy, Suite 250

Scottsdale, AZ 85258

Attn:Steven Fishbach

Tel.: 480-305-8923

Email: sfishbach@tpicomposites.com

With copies to:

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, CA 90401

Attn:Mohammed A. Alvi

Tel.: 213-426-2684

Email: MAlvi@goodwinlaw.com

[Signature Page to Credit Agreement and Guaranty]

ADMINISTRATIVE AGENT:

OAKTREE FUND ADMINISTRATION, LLC

By:	/s/ Brian Price
Name: Brian Price
Title: Managing Director

Address for Notices:

Oaktree Fund Administration, LLC

333 S. Grand Avenue, 28th Fl.

Los Angeles, CA 90071

Attn: Jordan Mikes

Email: jmikes@oaktreecapital.com

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Ari Blaut

Email: Blauta@sullcrom.com

[Signature Page to Credit Agreement and Guaranty]

LENDER:

[•]

By:
Name:
Title:

Address for Notices: [•] Attn: Tel.: Email: With copies to: [•] Attn: Tel.: Email:

[Signature Page to Credit Agreement and Guaranty]

Schedule 1

Loan Commitments

Lender	Applicable Commitment		Commitment
	Initial Term Loans	Additional Term Loans
Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P.	$147,375,000	$18,750,000	$166,125,000
Opps TPIC Holdings, LLC	$238,747,500	$30,375,000	$269,122,500
Oaktree Phoenix Investment Fund, L.P.	$6,877,500	$875,000	$7,752,500

Total	$393,000,000	$50,000,000	$443,000,000

Schedule 2

Company Debt Agreements

[Redacted]

Schedule 7.05(a)(ii)

Real Property Owned or Leased by Obligors

[Redacted]

Schedule 7.05(b)(i)

Borrower Intellectual Property

[Redacted]

Schedule 7.06(c)

Pension Matters

[Redacted]

Schedule 7.12

Information Regarding Subsidiaries

[Redacted]

Schedule 7.13(a)

Existing Indebtedness

[Redacted]

Schedule 7.13(b)

Existing Liens

[Redacted]

Schedule 7.15

Restrictive Agreements

[Redacted]

Schedule 7.16

Transactions with Affiliates

[Redacted]

Schedule 8.20

Post-Closing Obligations

[Redacted]

Schedule 9.05

Existing Investments

[Redacted]

.

Schedule 9.09

Scheduled Asset Sales

[Redacted]

EXHIBIT A

FORM OF NOTE

TERM LOAN NOTE

U.S. $[•]	[•], 20[•]

FOR VALUE RECEIVED, the undersigned, TPI Composites, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [     ] (the “Lender”), in immediately available funds, the aggregate principal sum set forth above, or, if less, the aggregate unpaid principal amount of the Loans made by the Lender pursuant to Section 2.01 of the Credit Agreement referred to below, on the dates and at the times set forth in the Credit Agreement and Guaranty, dated as of December 14, 2023, among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note and not otherwise defined herein shall have the meanings attributable to such terms in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of the Lender’s Loans on the dates and at the rate or rates provided for in the Credit Agreement. All payments of principal and interest shall be made in lawful money of the United States in immediately available funds to the Administrative Agent at such place and to such account or accounts as the Administrative Agent may direct from time to time by notice to the Borrower in accordance with the Credit Agreement, for the benefit of the Lender on the date or dates and times specified in the Credit Agreement, together with interest on the principal amount of such Loans from time to time outstanding thereunder at the rates, and payable in the manner and on the dates and at the times specified in the Credit Agreement.

This Note is one of the Notes referred to in and is issued pursuant to the terms of the Credit Agreement, and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein. Reference is hereby made to the Credit Agreement for a statement of the terms and conditions governing this Note, including those related to voluntary and mandatory prepayment of this Note and acceleration of the maturity hereof upon the happening of certain stated events.

This Note is secured, on a parity basis with the other Notes, by the Security Documents. Reference is hereby made to the Security Documents for a description of the collateral thereby mortgaged, warranted, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note and the rights of the holder of this Note and the Administrative Agent in respect of such security and otherwise.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT A-1

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder, other than notices provided for in the Loan Documents. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in such particular or any subsequent instance.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

[Signature Page Follows]

EXHIBIT A-2

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the day and year first above written.

TPI COMPOSITES, INC.

By:
Name:
Title:

EXHIBIT A-3

EXHIBIT B

FORM OF BORROWING NOTICE

Date : [•]

To:	Oaktree Fund Administration, LLC,

as Administrative Agent

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Aman Kumar

Attention: Oaktree Agency

Email: AmKumar@oaktreecapital.com

Email: oaktreeagency@alterdomus.com

Re: Borrowing under the Credit Agreement

Ladies and Gentlemen:

The undersigned, TPI Composites, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.02 of the Credit Agreement, of the Borrowing of the Loan specified herein:

1. The funding date is [•] (a Business Day).

2. The amount of the proposed Borrowing is $[393,000,000]1[•]2.

3. [The amount of the proposed Borrowing shall be deemed made on the Closing Date by Lenders on a cashless basis pursuant to the Cashless Exchange.]3[The payment instructions with respect to the funds to be made available to the Borrower are as follows:

Bank name:

Bank Address:

Routing Number:

Account Number: ]4

[1]	If Borrowing Notice is for Initial Term Loans on the Closing Date.
[2]

If Borrowing Notice is for Additional Term Loans on a Subsequent Funding Date, proposed Borrowing must be in a minimum amount of $5,000,000 (or, if less, the total amount of Additional Commitments remaining)

[3]	If Borrowing Notice is for Initial Term Loans on the Closing Date.
[4]	If Borrowing Notice is for Additional Term Loans after the Closing Date.

EXHIBIT B-1

The undersigned hereby represents and warrants that each of the conditions precedent set forth in Section [6.01]5[6.02],6 as applicable, has been or shall be satisfied or waived as of the funding date.

[Signature Page Follows]

[5]	For Borrowing Notice in respect of Closing Date.
[6]	For Borrowing Notice in respect of Subsequent Funding Date.

EXHIBIT B-2

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Notice to be duly executed and delivered as of the day and year first above written.

BORROWER:

TPI COMPOSITES, INC.

By
Name:
Title:

EXHIBIT B-3

EXHIBIT C

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of [DATE] (this “Agreement”) by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), under that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto (the “Lenders”) and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

PRELIMINARY STATEMENTS

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make an extension of credit to the Borrower upon the terms and conditions set forth in the Credit Agreement;

WHEREAS, Section 8.12(a) of the Credit Agreement provides that any new Subsidiary of the Borrower (other than an Excluded Subsidiary) shall become a Subsidiary Guarantor under the Credit Agreement and a Grantor under the applicable Security Agreement by execution and delivery of an instrument in the form of this Agreement; and

WHEREAS, the undersigned Additional Subsidiary Guarantor is executing this Agreement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor as consideration for Loans previously made pursuant to Section 2.01 of the Credit Agreement;

NOW, THEREFORE, the Additional Subsidiary Guarantor agrees as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

Section 2. The Guaranty.7 In accordance with Section 8.12(a) of the Credit Agreement, the Additional Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guaranty with the same force and effect as if originally named therein as a Subsidiary Guarantor and the Additional Subsidiary Guarantor hereby (a) jointly and severally with the other Subsidiary Guarantors, guarantees to the Administrative Agent and the Lenders, and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise), or performance, as the case may be, of all Guaranteed Obligations (as defined in the Credit Agreement) in the same manner and to the same extent as is provided in Section 13 of the Credit Agreement and (b) makes the representations and warranties set forth in Section 7 of

[7]	Guaranty terms may be supplemented for requirements of local law and customary market practice in the jurisdiction applicable to any acceding non-U.S. Guarantor.

EXHIBIT C-1

the Credit Agreement and in [Section 4 of the Security Agreement],8 with respect to itself and its obligations under this Agreement and the other Loan Documents, as if each reference in such Sections to the Loan Documents included reference to this Agreement, such representations and warranties to be made as of the date hereof; provided that the Schedules to the Credit Agreement are hereby supplemented to include the items set forth on the corresponding schedules to this Agreement.9 Each reference to a “Subsidiary Guarantor” in the Loan Documents shall be deemed to include the Additional Subsidiary Guarantor as if originally named therein as a Subsidiary Guarantor. The Guaranty is hereby incorporated herein by reference.

Section 3. Additional Obligations. The Additional Subsidiary Guarantor has taken, or will take, such action to comply with the [Domestic Collateral and Guarantee Requirement][Foreign Collateral and Guarantee Requirement] in accordance with the requirements of Section 8.12 of the Credit Agreement within the time periods specified within the definition of [“Domestic Collateral and Guarantee Requirement”][“Foreign Collateral and Guarantee Requirement”] in the Credit Agreement and take all other action required pursuant to Section 8.12 of the Credit Agreement.

Section 4. Representations and Warranties. The Additional Subsidiary Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5. Counterparts; Integration. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received a counterpart hereof that bears the signature of the Additional Subsidiary Guarantor. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6. Effect on Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

Section 7. Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

[8]	Reference to applicable Security Agreement may be modified for Foreign Obligor.
[9]	If any Schedules set forth in Section 7 of the Credit Agreement or Section 4 of the Security Agreement need to be updated, include such updates as a schedule to this Agreement.

EXHIBIT C-2

(b) Jurisdiction. The Additional Subsidiary Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The Additional Subsidiary Guarantor hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Additional Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7. The Additional Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. The Additional Subsidiary Guarantor irrevocably consents to service of process in the manner provided for notices in Section 14.02 of the Credit Agreement. Nothing in this Agreement will affect the right of the Administrative Agent to serve process in any other manner permitted by applicable law.

Section 8. Waiver of Jury Trial.

THE ADDITIONAL SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 14.02 of the Credit Agreement.

EXHIBIT C-3

Section 11. Administrative Agent’s Expenses. The Additional Subsidiary Guarantor agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Agreement as provided in Section 14.03(a) of the Credit Agreement.

[Signature Page Follows]

EXHIBIT C-4

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By
Name:
Title:

Address for Notices:

[ ]
[ ]
Attn:	[ ]
Tel.:	[ ]
Fax:	[ ]
Email:	[ ]

EXHIBIT C-5

EXHIBIT D

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Pursuant to the provisions of Section 5.02(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT D-1-1

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Pursuant to the provisions of Section 5.02(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                 , 20[ ]

EXHIBIT D-2-1

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Pursuant to the provisions of Section 5.02(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:                 , 20[ ]

EXHIBIT D-3-1

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Pursuant to the provisions of Section 5.02(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W- 8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W- 8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date:                 , 20[ ]

EXHIBIT D-4-1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This certificate is delivered pursuant to Section 8.01(c) of the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, a duly authorized Responsible Officer of the Borrower having the name and title set forth below under his or her signature, hereby certifies (in his or her capacity as an officer of the Borrower and not in his or her individual capacity), on behalf of the Borrower for the benefit of the Lenders and pursuant to Section 8.01(c) of the Credit Agreement that such Responsible Officer of the Borrower is familiar with the Credit Agreement and that, in accordance with each of the following sections of the Credit Agreement, each of the following is true on the date hereof, both before and after giving effect to any Loan to be made on or before the date hereof:

1.    In accordance with [Section 8.01[(a)/(b)]] of the Credit Agreement, attached hereto as Annex A are the financial statements for the [fiscal quarter/fiscal year] ended [•] required to be delivered pursuant to Section 8.01[(a)/(b)] of the Credit Agreement. Such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at the dates indicated therein and the results of operations of the Borrower and its Subsidiaries for the periods indicated therein and have been prepared in accordance with GAAP consistently applied [(subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes)] 10; provided that documents required to be furnished pursuant to [Section 8.01[(a)/(b)]] of the Credit Agreement may be delivered electronically and if so delivered, shall be deemed furnished on the date that such documents are filed for public availability on “EDGAR” (with this related certificate separately delivered).

2.    Attached hereto as Annex B are the calculations used to determine compliance with the Minimum Liquidity covenant contained in Section 10.01 of the Credit Agreement, which calculations are true and correct.

3.    No Default or Event of Default is continuing as of the date hereof[, except as provided for on Annex C attached hereto, which describes in detail the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event].

4.    [Attached hereto as Annex D is a list of all newly acquired or created Intellectual Property Collateral (as defined in the Security Agreement) of any Grantor (as defined in the Security Agreement) required to be updated pursuant to Section 3(e)(ii) of the Security Agreement.][Since [the Closing Date][the date of the last Compliance Certificate delivered by the Borrower pursuant to Section 8.01(c) of the Credit Agreement], the Company has no newly created or acquired Intellectual Property Collateral (as defined in the Security Agreement).]

[10]	Insert language in brackets only for quarterly certifications.

EXHIBIT E-1

5.    [Insert any details of any issues that are material that are raised by auditors, pursuant to Section 8.01(c) of the Credit Agreement.]

6.    [Insert any details of any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in the first and third sentences of Section 7.07 or 7.19 of the Credit Agreement to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of this Compliance Certificate.]

7.    [Insert any details of any material Claim made or asserted against the Collateral by any Person and of any change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or the Administrative Agent’s Lien thereon, pursuant to Section 5(o) of the Security Agreement.]

[Signature Page Follows]

EXHIBIT E-2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

TPI COMPOSITES, INC.
By
Name:
Title:

EXHIBIT E-3

ANNEX A TO COMPLIANCE CERTIFICATE

FINANCIAL STATEMENTS

[See attached.]

EXHIBIT E-4

ANNEX B TO COMPLIANCE CERTIFICATE

Minimum Liquidity Covenant Calculations

[See attached.]

EXHIBIT E-5

ANNEX C TO COMPLIANCE CERTIFICATE

DEFAULTS OR EVENTS OF DEFAULT

[IF NEEDED]

EXHIBIT E-6

ANNEX D TO COMPLIANCE CERTIFICATE

CREATED OR ACQUIRED INTELLECTUAL PROPERTY COLLATERAL

[IF NEEDED]

EXHIBIT E-7

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [                    ] (the “Assignor”) and [                    ] (the “Assignee”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an Affiliate of [identify Lender]]

EXHIBIT F-1

3.	Borrower: TPI Composites, Inc.

4.	Administrative Agent: Oaktree Fund Administration, LLC

5.

Credit Agreement: Credit Agreement and Guaranty, dated as of December 14, 2023, among the Borrower, certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the Lenders from time to time party thereto and the Administrative Agent.

6.	Assignee’s jurisdiction of tax residence:

7.	Assigned Interest[s]:

Assignor[s][11]	Assignee[s][12]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[13], [14]	Percentage Assigned of Commitment/ Loans[7]
		$	$		%
		$	$		%
		$	$		%

[Signature Page Follows]

[11]	List each Assignor, as appropriate
[12]	List each Assignee, as appropriate
[13]	Set forth, to at last 9 decimals, as a percentage of the Loans of all Lenders thereunder.
[14]

Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date specified in the Assignment and the Assumption with respect to such assignment) shall not be less than $1,000,000.

EXHIBIT F-2

Effective Date:                     , 20                     [TO BE INSERTED BY ADMINISTRATIVE

AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

Oaktree Fund Administration, LLC,
as Administrative Agent

By:
Name:
Title:

[Consented to:[15]

TPI Composites, Inc.

By:
Name:
Title:	]

[15]

The consent of the Borrower is required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of a Lender, except that no Borrower consent shall be required for any transfer by an Oaktree Lender unless such assignment would result in Oaktree Lenders, on their own, being entitled to exercise voting rights in respect of aggregate Commitments and Loans outstanding below the threshold required to constitute Majority Lenders.

EXHIBIT F-3

ANNEX 1

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 8.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

EXHIBIT F-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (PDF format) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-5

EXHIBIT G

FORM OF LANDLORD CONSENT

This CONSENT AGREEMENT (this “Agreement”) is entered into as of [•], 20[•], by and between [INSERT NAME OF LANDLORD] (“Landlord”), [INSERT NAME OF TENANT] (the “Tenant”) and Oaktree Fund Administration, LLC (in such capacity, together with its successors and assigns, the “Administrative Agent”), with reference to the following facts:

WHEREAS, Landlord and the Tenant have entered into that certain lease, dated as of [•], 20[•] (the “Lease”) for certain premises (the “Premises”) more fully described in Annex A;

WHEREAS, the Tenant has entered into (i) that certain Credit Agreement and Guaranty, dated as of December [•], 2023, among TPI Composites, Inc., as borrower, the Subsidiary Guarantors from time to time party thereto [including the Tenant], the Lenders from time to time party thereto and the Administrative Agent (as amended or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Security Agreement, dated as of December [•], 2023, among TPI Composites, Inc., the other Grantors from time to time party thereto [including the Tenant], and the Administrative Agent (as amended or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, the Administrative Agent has obtained a continuing security interest in, among other things, substantially all assets of the Tenant, whether now owned or hereafter acquired (the “Collateral”), including any equipment, tools, machinery, inventory, stock, goods, furniture, accounts receivable, trade fixtures and other property (together with all additions, substitutions, replacements, improvements and proceeds thereof, “Tenant’s Property”) that are now or in the future may become located or stored at the Premises, until all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in cash and the Commitment under the Credit Agreement has been terminated (the capitalized terms used above but not defined shall have the definition provided in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect, (c) Landlord has no actual knowledge of any defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease and (d) Landlord has no knowledge of the occurrence of any default under or in connection with the Lease.

2. Tenant’s granting of a security interest in or lien upon the Collateral in favor of the Administrative Agent shall not constitute a default under the Lease or permit Landlord to terminate the Lease or otherwise be the basis for the exercise of any remedy by Landlord. Tenant’s obligations under the Loan Documents, and any of the terms and conditions thereof, may be amended, modified or extended without consent of or notice to Landlord.

EXHIBIT G-1

3. Landlord shall send to the Administrative Agent a concurrent copy of any notice of default or acceleration of rent payments under the Lease sent to Tenant. Failure by Landlord to send any such notice shall not affect the rights or obligations of Landlord or Tenant under the Lease and Landlord shall not incur any liability for failure to do so. Landlord shall allow the Administrative Agent the same rights to cure a default under the Lease as Tenant has under the Lease during the same cure period afforded to Tenant (provided that the Administrative Agent shall have no obligation to cure). Landlord shall also send to the Administrative Agent notice of any termination of the Lease within five business days thereof. No action by Administrative Agent pursuant to this Agreement shall be deemed to be an assumption by Administrative Agent of any obligation under the Lease, and, except as explicitly provided in Sections 7 and 10 below, the Administrative Agent shall not have any obligation to Landlord.

4. Landlord waives and releases in favor of the Administrative Agent: (a) each and every right which Landlord now has under applicable law or by virtue of the Lease, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to the Tenant’s Property that is located on the Premises and (b) any and all other interests or claims of every nature whatsoever which Landlord may now or hereafter have in or against Tenant’s Property for any rent, storage charges, or other sums due, or to become due, to Landlord by Tenant.

5. Tenant’s Property is and will remain personal property and shall not be considered fixtures or otherwise part of the Premises regardless of whether or by what means it is or may become attached or affixed to the Premises. Landlord shall provide prompt written notice to the Administrative Agent at the address set forth in its signature block of any early termination or expiration of the lease or any abandonment of the Premises by the Tenant.

6. Landlord hereby agrees to not exercise any of Landlord’s rights, remedies, powers, privileges, or discretions with respect to Tenant’s Property, or Landlord’s liens or security interests in Tenant’s Property, unless and until Landlord receives written notice from an officer of the Administrative Agent that Tenant’s obligations under the Loan Documents have been paid in full. The foregoing waiver is for the benefit of the Administrative Agent only and does not affect the obligations of Tenant to Landlord under the Lease.

7. During the term of the Lease, Landlord grants to the Administrative Agent a license to enter upon and into the Premises upon reasonable prior written notice to Landlord at reasonable times during regular business hours to take possession of, sell or otherwise enforce its security interest in Tenant’s Property. Landlord shall cooperate with the Administrative Agent’s enforcement of its security interest and rights in Tenant’s Property, at no cost to Landlord. The Administrative Agent will comply with any security or escort requirements or other reasonable requirements imposed by Landlord. The Administrative Agent shall promptly repair, at the Administrative Agent’s expense, or reimburse Landlord for any physical damage to the Premises caused by the conduct of such sale and any removal of Tenant’s Property by or through the Administrative Agent (normal wear and tear excluded); provided that the Administrative Agent shall not be liable for any diminution in value of the Premises caused by the absence of any of Tenant’s Property or any other property left on the Premises by Landlord or Tenant.

8. So long as the Tenant remains in possession of the Premises, Landlord will not dispose of any of the Tenant’s Property nor assert any right or interest therein. If any of Tenant’s Property remains on the Premises after the Tenant has vacated the Premises and an Event of Default has occurred and is continuing, Landlord (i) will promptly inform the Administrative Agent of the

EXHIBIT G-2

vacancy and not dispose of any of the Tenant’s Property nor assert any right or interest therein, unless the Administrative Agent has had a reasonable period of time (in any case, not less than ninety (90) days after the Administrative Agent has actual knowledge that the Tenant has vacated the Premises) to exercise the Administrative Agent’s rights in and to the Tenant’s Property, and (ii) will permit the Administrative Agent, or its agents or representatives, upon two (2) business days’ prior written notice by the Administrative Agent to Landlord at the address set forth in its signature block, to enter upon the Premises during such ninety (90) day period for the purpose of exercising any right the Administrative Agent may have under the terms of the Credit Agreement or Security Agreement, at law, or in equity, including, without limitation, the right to remove the Collateral and the right to conduct a public auction or private sale of Tenant’s Property at the Premises, provided that the Administrative Agent shall use reasonable best efforts to notify Landlord first and hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises.

9. If any order or injunction is issued or stay granted which prohibits the Administrative Agent from exercising any of its rights hereunder, then, at the Administrative Agent’s option, the period set forth in this Paragraph 9 shall be stayed during the period of such prohibition and shall continue thereafter for the greater of (i) the number of days remaining for the Administrative Agent to perform under this Paragraph 3 or (ii) thirty (30) days.

10. The Administrative Agent and the Tenant agree, jointly and severally, promptly to repair any damage to the Premises caused by the Administrative Agent’s or its agent’s removal of the Tenant’s Property following the occurrence and continuance of an Event of Default or, if Landlord, in its sole discretion, shall elect to make such repairs, to pay to Landlord promptly the reasonable costs and expenses incurred in connection therewith. The Administrative Agent hereby indemnifies Landlord for any claim, liability or expense (including reasonable attorneys’ fees) arising out of or in connection with the Administrative Agent’s or its agent’s entry upon the Premises and removal of the Collateral. Notwithstanding the foregoing, the Administrative Agent shall not (i) be liable for any diminution in value of the Premises caused by the absence of any Collateral so removed or (ii) have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by the Tenant.

11. All notices hereunder to Landlord or to the Administrative Agent shall be in writing and sent to Landlord or to the Administrative Agent at its address set forth on the signature page hereof by facsimile, email, United States mail or overnight delivery service.

12. The agreements contained herein shall supplement the terms of the Lease and shall continue in effect until Landlord shall have received the Administrative Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

13. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the laws of the State of New York.

14. Landlord irrevocably and unconditionally (a) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against the Administrative Agent arising out of or relating to this Agreement in any forum other than the courts of the State of New York sitting in New York County,

EXHIBIT G-3

and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, (b) submits to the jurisdiction of such courts and agrees that all claims in respect of such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, (c) agrees that a final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section, (e) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (f) consents to the service of any process, summons, notice or document in any such action, litigation or proceeding by registered mail addressed to Landlord at its address set forth on the signature page hereof. Nothing herein will affect the right of the Administrative Agent to serve legal process in any other manner permitted by law or affect the Administrative Agent’s right to bring any action, litigation or proceeding against Landlord or its property in the courts of other jurisdictions. To the extent that Landlord has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Landlord irrevocably waives such immunity in respect of its obligations under this Landlord.

15. Sub-Agent. All rights of the Administrative Agent hereunder may be exercised by any other person acting on the Administrative Agent’s behalf as its sub-agent and designated by the Administrative Agent in writing as such.

16. WAIVER OF JURY TRIAL. LANDLORD IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR AGENT’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

17. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

18. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

[Signature Page Follows]

EXHIBIT G-4

IN WITNESS WHEREOF, the undersigned have executed this instrument at                    , this                day of                    , 20        .

[LANDLORD’S NAME], as Landlord

By:
Name:
Title:

Address for Notices:
[ ]
[ ]
Attn: [ ]
Tel.: [ ]
Fax: [ ]
Email: [ ]

Oaktree Fund Administration, LLC, as
Administrative Agent

By:
Name:
Title:

Address for Notices:
Oaktree Fund Administration, LLC, as Administrative Agent
[•]
[•]
Attention: [•]
Tel: [•]
Fax: [•]
Email: [•]

EXHIBIT G-5

Acknowledged and Agreed to:

[TENANT’S NAME], as the Tenant

By
Name:
Title:

EXHIBIT G-6

ANNEX A

Description of Premises

EXHIBIT G-7

EXHIBIT H

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This Intercompany Subordination Agreement, dated as of December 14, 2023 (as subsequently amended or otherwise modified, this “Subordination Agreement”), is entered into by and among TPI Composites, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that are parties hereto, and certain other Subsidiaries of the Borrower that may, from time to time in the future, become parties hereto by executing and delivering a joinder agreement in substantially the form of Exhibit A hereto (any such Subsidiary being herein, individually, a “Subsidiary Party” and collectively the “Subsidiary Parties”) and Oaktree Fund Administration, LLC in its capacity as Administrative Agent for the Lenders under the Credit Agreement (as defined below) (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Reference is made to that certain Credit Agreement and Guaranty, dated as of December [•], 2023 (as subsequently amended or otherwise modified, the “Credit Agreement”) among the Borrower, certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the Lenders from time to time party thereto and the Administrative Agent. Unless otherwise defined, capitalized terms used herein have the meanings set forth in the Credit Agreement.

This Subordination Agreement is being executed and delivered by the parties hereto pursuant to Sections 8.12(a) and 9.01 of the Credit Agreement.

One or more of the Borrower and the Subsidiary Parties (individually, a “TPI Composites Party” and collectively, the “TPI Composites Parties”), in their capacities as lenders (each such entity, together with its successors, assigns and transferees in such capacity, individually, a “Junior Creditor”, and, collectively, “Junior Creditors”) has made, or may from time to time make, loans or extend other financings to one or more of the TPI Composites Parties that is an Obligor (each such Obligor in its capacity as a borrower from any Junior Creditor (together with its successors, assigns and transferees) being herein, individually, a “Debtor Obligor”, and, collectively, “Debtor Obligors”) to the extent permitted pursuant to Section 9.01 of the Credit Agreement. All such Indebtedness resulting from the making of any such loan or financing, together with all principal, interest, premiums, fees, costs, expenses, liabilities, indemnification amounts, obligations and other amounts of any type or nature owing or arising in respect thereof, is herein collectively referred to as the “Junior Obligations”.

Each of the Junior Creditors and each of the Debtor Obligors, for the benefit of the Secured Parties and each of their permitted successors, transferees and assigns, hereby irrevocably and unconditionally agree as follows:

1.

All payment obligations and other monetary obligations of any Debtor Obligor arising from time to time under or in connection with any Junior Obligations to any Junior Creditor are, and shall be, subordinated in right of payment and performance to the extent and in the manner set forth herein, to the prior Payment in Full of all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) owing under or in connection with the Credit Agreement and the other Loan Documents, whether in respect of principal, interest, fees or other monetary obligations or

EXHIBIT H-1

liabilities of any type or nature, including costs and expenses of enforcement, if any, and, where applicable, such Debtor Obligor’s Guaranty thereof (collectively the “Senior Obligations”), notwithstanding the maturity date or amortization date of any Junior Obligations or any acceleration of the maturity date related thereto, any default by or insolvency of any Debtor Obligor or any other Person, or otherwise.

2.	This Subordination Agreement is for the benefit of, and shall be enforceable by the Administrative Agent on behalf of the Secured Parties.

3.

In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Debtor Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any bankruptcy, insolvency or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Debtor Obligor or otherwise, the Administrative Agent shall be entitled to receive Payment in Full of the Senior Obligations before any Junior Creditor is entitled to receive any payment of all or any of the Junior Obligations, and any payment or distribution of any kind (whether in cash, property or securities, but other than (i) equity securities or (ii) debt securities of such Obligor that are subordinated, to at least the same extent as the Junior Obligations hereunder, to the payment of all Senior Obligations then outstanding) that otherwise would be payable or deliverable upon or with respect to the Junior Obligations in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered in accordance with the Credit Agreement for the account of the applicable Lenders for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Obligations until the Senior Obligations shall have been paid in full in cash.

4.	If any proceeding referred to in Section 3 above is commenced by or against any Debtor Obligor,

a.

the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Junior Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 3 above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Junior Obligations or enforcing any security interest or other lien securing payment of the Junior Obligations) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or Lenders hereunder; and

b.

each Junior Creditor shall duly and promptly take such action as the Administrative Agent may reasonably request (A) to collect the Junior Obligations for the account of the Lenders and to file appropriate claims or proofs or claim in respect of the Junior Obligations, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other

EXHIBIT H-2

instruments as either may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Junior Obligations, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Obligations.

5.

At all times during a Subordination Triggering Event (as defined below) and until Payment in Full of all Senior Obligations and the termination of all Senior Liens (as defined below), (i) no Debtor Obligor shall make, and no Junior Creditor shall accept, receive or collect from or on behalf of any Debtor Obligor, any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, from or by way of collateral, or otherwise) on account of any of the Junior Obligations, and (ii) under no circumstance shall any payment of any of the Junior Obligations be accelerated, or any other remedy, enforcement action or other action be taken by any Junior Creditor against any Debtor Obligor or any property of any Debtor Obligor or of any other Person, in each case with respect to any of the Junior Obligations (including to assert, enforce or collect any of the Junior Obligations), in each case, without the prior written consent of the Administrative Agent.

6.

No Junior Creditor shall, directly or indirectly, independently or with any other Person, take any action that would be in violation of, or inconsistent with, or result in a breach of this Subordination Agreement or challenge or contest (i) the validity, perfection, priority or enforceability of this Subordination Agreement, any Senior Obligations or any Liens securing the Senior Obligations (“Senior Liens”), (ii) any of the rights of any Secured Party set forth in the Credit Agreement or any other Loan Document (including with respect to the Senior Liens), or (iii) the validity or enforceability of the Credit Agreement or any other Loan Document or any portion thereof.

7.

In the event that, during a proceeding referred to in Section 3 above or Subordination Triggering Event and prior to Payment in Full of the Senior Obligations, any Junior Creditor shall receive any payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, forgiveness of any Indebtedness of any Secured Party, or otherwise) on or in respect of all or any portion of the Junior Obligations in violation of any of the provisions of this Subordination Agreement, then such payment or distribution shall be held in trust by such Junior Creditor for the benefit of, and promptly (and in any event within three (3) Business Days) paid over by such Junior Creditor to the Administrative Agent for application of such payment or distribution to repay the Senior Obligations in accordance with the terms thereof, until Payment in Full of the Senior Obligations as confirmed in writing by the Administrative Agent to the Borrower.

8.

For purposes of this Subordination Agreement, (a) “Payment in Full” means, (i) with respect to the Senior Obligations, that all such obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and other amounts payable constituting Senior Obligations have been indefeasibly paid in full in cash and (ii) the receipt by the Administrative Agent of cash collateral in

EXHIBIT H-3

order to secure any other contingent Senior Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Administrative Agent or a Lender at the time that are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Senior Debt and (b) “Subordination Triggering Event” shall mean the occurrence and continuation of any Event of Default under the Credit Agreement.

9.	Neither any Junior Creditor nor any Debtor Obligor may, except to as permitted under the Credit Agreement:

a.

sell, assign, pledge, encumber, transfer or otherwise dispose of any of its rights or obligations hereunder unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Subordination Agreement; or

b.

permit the terms of any of the Junior Obligations to be changed in such a manner as to have a material adverse effect upon the rights and remedies of the Administrative Agent or any of the Secured Parties pursuant to the Loan Documents.

10.

All rights and interests of the Administrative Agent and the other Secured Parties hereunder, and all agreements and obligations of each Junior Creditor and each Debtor Obligor under this Subordination Agreement, shall remain in full force and effect irrespective of:

a.	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Senior Obligations or any part thereof;

b.	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of any Guarantee or any Senior Obligations;

c.	the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their sole discretion may determine;

d.	the release or substitution of one or more of any endorsers or other guarantors of any of the Senior Obligations;

e.	the taking of, or failure to take any action which, but for this Section 10, might operate as a discharge of such Debtor Obligor;

f.

any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Debtor Obligor or a Junior Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Debtor Obligor or a Junior Creditor;

EXHIBIT H-4

g.

any defense based on any claim that such Debtor Obligor’s or Junior Creditor’s obligations exceed or are more burdensome than those of any other Debtor Obligor or any other Junior Creditor, as applicable;

h.	any right to proceed against any Debtor Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

i.	any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

j.	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

11.

The Administrative Agent and the Lenders are hereby authorized to demand specific performance of this Subordination Agreement, whether or not such Debtor Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Junior Creditor shall have failed to comply with any of the provisions of this Subordination Agreement applicable to it. Each Junior Creditor hereby irrevocably waives any defense based on the adequacy of remedy at law, which might be asserted as a bar to such remedy of specific performance.

12.

Each Junior Creditor agrees that no payment or distribution to the Administrative Agent or the other Lenders pursuant to the provisions of this Subordination Agreement shall entitle such Junior Creditor to exercise any right of subrogation in respect thereof until the Payment in Full of the Senior Obligations.

13.

Each Junior Creditor and each Debtor Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any other Lenders to exercise and enforce their respective rights and remedies hereunder.

14.

This Subordination Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement, as amended hereby, including Section 14 thereof. The provisions of this Subordination Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

EXHIBIT H-5

15.

This Subordination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Subordination Agreement by signing any such counterpart.

16.	This Subordination Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

17.

Any Subsidiary of the Borrower may, without the consent of any other party to this agreement, become a TPI Composites Party under this Subordination Agreement by executing and delivering to the Administrative Agent a Subordination Agreement Joinder in substantially the form of the attached Exhibit A.

18.

Except as modified in accordance with Section 17 to add any Subsidiary of the Borrower as an additional TPI Composites Party to this Subordination Agreement, this Subordination Agreement may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT H-6

IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

TPI COMPOSITES, INC.

By:
Name:
Title:

EXHIBIT H-7

[SUBSIDIARY PARTY]

By:
Name:
Title:

EXHIBIT H-8

Oaktree Fund Administration, LLC, as the Administrative Agent

By:
Name:
Title:

EXHIBIT H-9

Exhibit A

Form of Intercompany Subordination Agreement Joinder

INTERCOMPANY SUBORDINATION AGREEMENT JOINDER, dated as of [DATE] (this “Joinder”) by [NAME OF ADDITIONAL    SUBSIDIARY], a [•] [corporation][limited liability company] (the “Additional TPI Composites Party”), under that certain Intercompany Subordination Agreement, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Subordination Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party thereto and Oaktree Fund Administration, LLC, in its capacity as Administrative Agent for the Lenders under the Credit Agreement (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Subordination Agreement.

Pursuant to Section 16 of the Subordination Agreement, the Additional TPI Composites Party hereby agrees to become a “TPI Composites Party” for all purposes of the Subordination Agreement, assumes and agrees to perform all of the obligations of [a Debtor Obligor] [and] [Junior Creditor] thereunder and agrees that is shall comply with and be bound by the terms of the Subordination Agreement as if it had been a signatory thereto as of the date thereof.

The Additional TPI Composites Party acknowledges that its obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The Additional TPI Composites Party further agrees that it has joined and is fully obligated as [a Debtor Obligor] [and] [Junior Creditor] under the Subordination Agreement.

The Additional TPI Composites Party represents and warrants to the Administrative Agent and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

All terms and conditions of the Subordination Agreement are hereby incorporated by reference to this Joinder as if set forth in full.

IN WITNESS WHEREOF, the Additional TPI Composites Party has caused this Joinder to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL TPI COMPOSITES PARTY]

By
Name:
Title:

EXHIBIT H-10

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE [            ], 20[]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 6.01(f) of that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, the chief financial officer the Borrower, in such capacity only and not in any individual capacity (and without personal liability) hereby certifies on behalf of the Borrower as of the date hereof as follows:

1. I am, and at all pertinent times mentioned herein have been, the chief financial officer of the Borrower and am knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries and as such, I am authorized to execute and deliver this Certificate on behalf of the Borrower.

2. I have carefully reviewed the contents of this Certificate and have knowledge of and have reviewed to my satisfaction the Credit Agreement.

3. In connection with preparing for the transactions contemplated by the Credit Agreement and the other Loan Documents, I have reviewed (i) the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, (ii) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2022 together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter and (iii) all other information as is necessary to enable me to express an informed opinion as to the matters referred to herein (the information set forth in this paragraph being the “Financial Statements”).

The undersigned has concluded, in good faith and to the best of his or her knowledge and belief, that as of the date hereof and immediately before and after giving effect to all the transactions contemplated by the Credit Agreement and the other Loan Documents and the incurrence of any other Indebtedness contemplated thereunder, as follows:

(i) The Obligors, on a consolidated basis, are and, immediately after giving effect to the making of any Loans on the date hereof, and the use of proceeds thereof, and the consummation of any transactions on the date hereof, Solvent.

(ii) No transfer of property is being made by the Borrower or any of its Subsidiaries and no obligation is being incurred by the Borrower individually and together with its Subsidiaries, on a consolidated basis, in connection with the transactions contemplated by the Credit Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Subsidiaries.

EXHIBIT I-1

The undersigned understands that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate and that the delivery of this Certificate is a material inducement for the Administrative Agent and the Lenders to enter into the Credit Agreement and consummate the transactions contemplated thereby, and the undersigned hereby consents to such reliance.

[Signature Page Follows]

EXHIBIT I-2

IN WITNESS WHEREOF, the undersigned has executed this certificate on the date first written above.

TPI COMPOSITES, INC.

By
Name:
Title:

EXHIBIT I-3

EXHIBIT J

FORM OF CLOSING DATE CERTIFICATE

FOR

TPI COMPOSITES, INC.

[•], 20[•]

Reference is made to that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

I, [•], am a duly elected or appointed Responsible Officer of the Borrower, and do hereby certify, on behalf of the Borrower, solely in my capacity as Responsible Officer of the Borrower and not in my individual capacity, as follows:

1. Except as set forth in the Borrower’s SEC filings, since December 31, 2022, no Material Adverse Change has occurred, both before and after giving effect to the Loans to be made on the Closing Date.

2. On the date hereof both immediately before and after giving effect to the Borrowing on the Closing Date, (i) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, and the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects (in each case, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true in all respects on and of such earlier date) and (ii) no event has occurred or is continuing or would result from the making of the Loans or the consummation of any Transactions contemplated to occur on the Closing Date, that would constitute a Default or Event of Default.

3. All of the conditions set forth in Section 6.01 of the Credit Agreement have been satisfied or shall be satisfied on the Closing Date.

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Borrower on the date first set forth above.

TPI COMPOSITES, INC.

By
Name:
Title:

EXHIBIT J-1

EXHIBIT K

FORM OF SUBSEQUENT FUNDING DATE CERTIFICATE

FOR

TPI COMPOSITES, INC.

[•], 20[•]

Reference is made to that certain Credit Agreement and Guaranty, dated as of December 14, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TPI Composites, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Oaktree Fund Administration, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

I, [•], am a duly elected or appointed Responsible Officer of the Borrower, and do hereby certify, on behalf of the Borrower, solely in my capacity as Responsible Officer of the Borrower and not in my individual capacity, as follows:

1. No event has occurred or is continuing or will result from the making of the Loans on the date hereof that would constitute a Default or Event of Default.

2. On the date hereof, both immediately before and after giving effect to the Borrowing on the Subsequent Funding Date, (i) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, and the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects (in each case, except to the extent such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true in all respects on and of such earlier date); (ii) no event has occurred or is continuing or would result from the making of the Loans, or the consummation of any transactions contemplated to occur on the Subsequent Funding Date, that would constitute a Default or Event of Default. The representations and warranties made under Section 7.04(a) of the Credit Agreement refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 8.01 of the Credit Agreement.

3. Except to the extent waived by the Administrative Agent, all of the conditions set forth in Section 6.02 of the Credit Agreement have been satisfied or shall be satisfied on the Subsequent Funding Date.

[Signature Page Follows]

EXHIBIT K-1

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Borrower on the date first set forth above.

TPI COMPOSITES, INC.

By
Name:
Title:

EXHIBIT K-1